AGREEMENT OF PURCHASE AND

                                 SALE OF ASSETS

                          DATED AS OF OCTOBER 24, 1997

                                 BY AND BETWEEN:

                               WINDSOR DOOR, INC.

                                  AS PURCHASER

                                       AND

                        UNITED DOMINION INDUSTRIES, INC.

                                       AND

                                   WCGD, INC.

                                    AS SELLER





                      RELATING TO THE PURCHASE AND SALE OF
                         SELLER'S WINDSOR DOOR DIVISION
                     HEADQUARTERED IN LITTLE ROCK, ARKANSAS


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                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                TABLE OF CONTENTS

Background Statement...................................................1
Statement of Agreement.................................................1

   1.0  PURCHASE AND SALE OF BUSINESS ASSETS............................1
   1.1  Assets Transferred..............................................1
   1.2  Excluded Assets.................................................4
   1.3  Transfer at Closing.............................................6

   2.0  ASSUMPTION OF LIABILITIES.......................................6

   3.0  CLOSING; PURCHASE PRICE.........................................6
   3.1  Time and Place of Closing.......................................6
   3.2  Computation and Payment of Purchase Price.......................7
        (a) The Purchase Price..........................................7
        (b) Net Operating Working Capital...............................7
        (c) Closing Date Balance Sheet..................................7

   4.0  ALLOCATION OF PURCHASE PRICE....................................9

   5.0  REPRESENTATIONS AND WARRANTIES OF SELLER........................9
   5.1  Corporate Organization..........................................9
   5.2  Corporate Authorization, Certain Corporate Actions,
         No Conflicts...................................................9
   5.3  Company Financial Statements...................................10
   5.4  Operations of the Company......................................11
   5.5  Absence of Certain Changes or Events...........................11
   5.6  Undisclosed Liabilities........................................13
   5.7  Properties.....................................................13
   5.8  Litigation; Orders.............................................14
   5.9  Intellectual Property..........................................15
   5.10 Labor Matters..................................................15
   5.11 Compliance with Laws...........................................16
   5.12 Taxes..........................................................16
   5.13 Contracts......................................................17
   5.14 Inventories....................................................19
   5.15 Consents, Approvals, etc.......................................19
   5.16 Certain Fees...................................................20
   5.17 Licenses and Permits...........................................20
   5.18 Employee Benefit Plans.........................................20
   5.19 Transactions with Interested Persons...........................20
   5.20 Environmental Matters..........................................20
   5.21 Accounts.......................................................25
   5.22 Letters of Credit, Surety Bonds, Guarantees....................25
   5.23 Accounts Receivable............................................25

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   5.24 Product Liabilities; Product Warranties........................25
   5.25 Insurance......................................................26
   5.26 Suppliers and Customers........................................26
   5.27 Disclosure.....................................................26
   5.28 Certain Defined Items..........................................26

 6.0  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................27
      6.1   Corporate Organization.....................................27
      6.2   Corporate Authorization, Certain Corporate Actions,
             No Conflicts..............................................27
      6.3   Litigation; Orders.........................................28
      6.4   Consents, Approvals, etc...................................28
      6.5   Certain Fees...............................................28

 7.0  CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO CLOSING..............28

 8.0  ACCESS TO INFORMATION AND DOCUMENTS..............................30
      8.1   Access Prior to Closing....................................30
      8.2   Access After Closing.......................................30

 9.0  EMPLOYEES........................................................31

9.1   Employee Benefits Definitions....................................31
9.2   Employee Benefit Plans...........................................32
9.3   Employees and Offers of Employment...............................35
9.4   Seller's Employee Benefit Plans..................................36
9.5   Defined Benefit Plans............................................37
9.6   Defined Contribution Plans.......................................41
9.7   Benefit Restoration Plan.........................................43
9.8   Deferred Compensation Plan.......................................44
9.9   Flexible Spending Arrangements...................................44
9.10  Welfare Benefits.................................................44
9.11  Continuation of Certain Administrative Services
       and Insurance Coverage..........................................45
9.12  Collective Bargaining Agreements.................................45
9.13  No Third Party Beneficiaries.....................................45
9.14  Union Contracts..................................................46
9.15  WARN.............................................................46

10.0  AUTHORIZATIONS...................................................46

11.0  CONSENTS AND APPROVALS...........................................47

12.0  WARRANTY SERVICE.................................................47

13.0  COLLECTION OF RECEIVABLES........................................47

14.0  FURTHER ASSURANCES...............................................48

15.0  CONDITIONS TO OBLIGATIONS OF THE PARTIES....,....................48

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      15.1  Conditions to Obligations of Each Party....................48
      15.2  Conditions Precedent to Purchaser's Obligations............49
      15.3  Conditions Precedent to Seller's Obligations...............52

16.0  INDEMNIFICATION..................................................53
      16.1  Seller's Indemnification...................................53
      16.2  Purchaser's Indemnification................................54
      16.3  Limitations on Indemnifications............................55
      16.4  Procedure for Third Party Claims...........................56

17.0  OTHER PROPOSALS..................................................58

18.0  ARBITRATION......................................................59

19.0  COVENANT NOT TO COMPETE; NONSOLICITATION OF EMPLOYEES............61

20.0  TAX MATTERS......................................................61

21.0  NOTICES..........................................................62

22.0  BULK SALES COMPLIANCE............................................62

23.0  TERMINATION......................................................63

24.0  MISCELLANEOUS....................................................64
      24.1  Entire Agreement; Modification.............................64
      24.2  Waiver.....................................................64
      24.3  Binding Effect, Transfer  .................................64
      24.4  Numbers and Headings.......................................64
      24.5  Exhibits and Schedules.....................................65
      24.6  Further Actions............................................65
      24.7  Transaction Taxes; Transfer of Recording Fees;
             Prorations................................................65
      24.8  Counterparts...............................................66
      24.9  Expenses...................................................66
      24.10 Validity of Provisions.....................................66
      24.11 Governing Law..............................................66
      24.12 Risk of Loss...............................................66
      24.13 Publicity..................................................66
      24.14 Time is of the Essence.....................................67
      24.15 Certain Understandings.....................................67
      24.16 Third Party Beneficiaries..................................67
      25.17 McKee Sale.................................................67
      24.18 Future Business............................................67

25.0  CERTAIN DEFINITIONS..............................................68

      Signatures.......................................................72

      List of Schedules and Exhibits.....................................


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                   AGREEMENT OF PURCHASE AND SALE OF ASSETS

     THIS AGREEMENT is dated as of the 24th day of October, 1997, by and between UNITED DOMINION INDUSTRIES, INC., a Delaware corporation having its principal offices in Charlotte, North Carolina ("United Dominion"), WCGD, INC., a Canadian corporation and an affiliate of United Dominion ("WCGD") (United Dominion and WCGD are hereinafter collectively the "Seller"), and WINDSOR DOOR, INC., a Delaware corporation having its principal offices c/o American Buildings Company, Eufaula, Alabama ("Purchaser").

                              BACKGROUND STATEMENT

A. Seller owns certain assets which together constitute its Windsor Door division (the "Company"). The Company is engaged in the manufacture, distribution and sale of residential garage doors and commercial rolling steel doors and sectional doors (to the extent the Company is currently so engaged, the "Business") with facilities located in Little Rock, Arkansas, Marysville, California and Aurora, Illinois;

B. Purchaser desires to purchase from Seller and Seller desires to sell, transfer and assign to Purchaser, substantially all the assets of the Company, and Purchaser has agreed to assume certain liabilities related to the Business for the purchase price and upon the terms and subject to the conditions hereinafter set forth.

                             STATEMENT OF AGREEMENT

     In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.0  PURCHASE AND SALE OF BUSINESS AND ASSETS.

1.1 Assets Transferred. Seller will sell, transfer, convey, assign and deliver to Purchaser and Purchaser will acquire from Seller, at the Closing (as hereinafter defined), all right, title and interest in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real or personal, whether accrued, contingent or otherwise and whether now existing or otherwise acquired prior to the Closing Date primarily relating to, or used or held for use by Seller primarily in connection with, the Business, as the same may exist on the Closing Date, except for Excluded Assets as defined in Section 1.2 below (collectively, the "Purchased Assets"), and including without limitation all


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     those items in the following categories that primarily relate to, or are used or held for use by Seller primarily in connection with, the Business:

     (a) real property, specifically the real property located in Little Rock, Arkansas and Marysville, California, described in EXHIBIT 1.1(A), together with all buildings, equipment, improvements and fixtures located thereon, and all right, title and interest, if any, of the Seller in and to any easements, rights of way and other appurtenants thereto (such as appurtenant rights in and to public streets) pertaining to or benefiting such land including without limitation all air rights, subsurface rights, water rights, wells and appurtenant development rights, and all tangible personal property currently used in the repair, operation and maintenance of the real property and any additions and improvements thereto between the date hereof and the closing (the "Real Property");

     (b) inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts (the inventories held at the Company's locations in Little Rock, Arkansas, Marysville, California, Aurora, Illinois and the distribution centers set forth on
          Schedule 5.7 of the DISCLOSURE SCHEDULE, and inventories previously purchased and in transit to the Company are collectively referred to as the "Inventories");

     (c) equipment, machinery, furniture, furnishings, vehicles, tools, dies, molds, and replacement, repair and other parts and similar property;

     (d) rights to sell or lease products sold or leased and rights to any products under research and development prior to the Closing Date;

     (e) subject to Article 11.0 of this Agreement, all contracts, arrangements, license and technology agreements, sales and purchase orders, bids, offers, documents submitted in response to bid requests or solicitations or invitations to bid or quote, sales representative, dealer and agency agreements, leases and other agreements, including without limitation any right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, such contracts and to assert claims and take other rightful actions in respect of breaches,

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          defaults and other violations of such contracts and otherwise;

     (f)  prepaid expenses and petty cash;

     (g) all rights under insurance policies covering Inventories in transit and all rights and claims under insurance policies for damage to any Purchased Assets to the extent not repaired or replaced prior to the Closing;

     (h) notes and accounts receivable held by Seller and notes, bonds, and other evidences of indebtedness of and rights to receive payments, including but not limited to liens and security rights or other collateral relating to such indebtedness;

     (i) (i) patents throughout the world and applications therefor, (ii) trademarks, service marks, trade names and registered user names throughout the world, including registrations and applications for registration thereof, if any, including without limitation the name "Windsor Door" and any derivations thereof (but excluding the name "United Dominion" and any derivations thereof), (iii) copyright registrations throughout the world and applications therefor, and any other non-registered copyrights, including in the cases of clauses
          (i), (ii) and (iii) those items listed on the schedule of Seller's disclosures attached as SCHEDULE 1 hereto (the "DISCLOSURE SCHEDULE") (the Purchased Assets that are described in clauses (i), (ii) and (iii) and all patents, trademarks and trade names listed in the DISCLOSURE SCHEDULE are collectively referred to as the "Intellectual Property");

     (j) designs, plans, trade secrets, inventions, processes, procedures, research records, manufacturing know-how and manufacturing formulae, wherever located (the "Know-How");

     (k) books, customer lists, records, computer disks and tapes, manuals, advertising matter, catalogs, price lists, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, media materials, accounting

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          records, sales orders files, drawings, surveys, plans and
          specifications, parts reference guides, project files, profit and marketing plans and other documents and records;

     (l) to the extent their transfer is permitted by law, governmental licenses, permits, approvals, license applications and product registrations; and

     (m) all of Seller's interest in that Agreement of Lease (the "Components Plant Lease") dated as of July 15, 1997 between Maumelle Limited Partnership, as landlord, and Seller, as tenant, and all of Seller's interest in that Lease with Conlan Investments for that property located at 1941 Selmarten Road, Aurora, Illinois (the "Aurora Plant Lease" and, together with the Components Plant Lease, the "Leases").

1.2 Excluded Assets. Seller will retain and not transfer the following assets, which shall not constitute Purchased Assets pursuant to Section 1.1 above (collectively, the "Excluded Assets"):

     (a) all casualty, liability, long-term disability, health, welfare and other insurance policies maintained by or on behalf of Seller, Seller's affiliates and, except to the extent provided in Section 1.1(g), rights thereunder and all rights under self insurance programs maintained or established with respect to the Company;

     (b) all foreign, federal, state or local tax refunds, tax refund claims and tax credits, deductions or other tax benefits of Seller or Seller's affiliates relating to periods prior to the Closing Date, except that Seller shall have no right to seek refunds of real estate taxes for periods prior to the Closing Date;

     (c) subject to Article 8.0 hereof, all checks and drafts of Seller and all Seller's records and files, banking records, tax returns, accounting records and such other similar books and records located at the corporate offices (or in record storage facilities) of Seller in Charlotte, North Carolina, including, without limitation, such books and records as may relate to the Business but that primarily relate to other Excluded Assets or to Excluded Liabilities (as defined in Article 2.0);

     (d) all rights to use the name "United Dominion" or the United Dominion logo, alone or in combination with any

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          other words, logo or symbol, and any other trademarks, trade names, service marks, or copyrights owned by or registered to Seller or Seller's affiliates that are not used primarily in the Business, and all supplies (other than items of Inventory) that indicate that the Company is associated with Seller;

     (e) all indemnity and contribution rights granted to Seller or owed by third parties to Seller with respect to Excluded Liabilities and any and all rights or assets arising from and related to the defense, release, compromise, discharge, administration, management or satisfaction by Seller of the Excluded Liabilities;

     (f) all of Seller's rights, claims, actions, causes of action, vendor, supplier and similar claims, judgments, claims and demands of whatever nature relating to Excluded Assets;

     (g) all computer programs and software not generated or purchased exclusively for the Business (other than software listed on Schedule
          5.9 of the DISCLOSURE SCHEDULE);

     (h) all guarantees, letters of credit, bank drafts and similar items given by the Seller or their affiliates for the benefit of the Company, including but not limited to any guarantees of bank loans or lines of credit;

     (i) all of Seller's deferred charges, advance payments, prepaid items, security and other deposits, claims for refunds, rights of offset, and credits of all kinds relating to the Excluded Assets or to Excluded Liabilities;

     (j) all pension, profit sharing, incentive, stock benefit plans and 401(k) savings or other plans related to the Business or employees of the Business and, subject to Article 9.0 hereof, any funds or assets held or reserved with respect thereto;

     (k) all cash (except petty cash), cash equivalents and marketable securities held on behalf of the Company;

     (l) all rights of Seller under this Agreement and the agreements, instruments, and certificates delivered pursuant to this Agreement;

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     (m)  all records prepared in connection with the sale of the Company, including analyses relating to the Company; and

     (n) all the additional assets and properties, if any, that are listed and described on SCHEDULE 1.2(N).

1.3 Transfer at Closing. Pursuant to the terms and subject to the conditions hereof, at the Closing, Seller shall transfer the Purchased Assets to Purchaser pursuant to a Bill of Sale and Assignment in the form of EXHIBIT
     1.3 and convey good, indefeasible and fee simple title to the Real Property pursuant to bargain and sale deeds with covenants against grantor's acts, free and clear of all liabilities, obligations, liens and encumbrances ("Encumbrances") excepting only those Encumbrances described on the DISCLOSURE SCHEDULE and agreed to be assumed by Purchaser, Encumbrances of record (other than mortgages and other recorded liens) that relate to the Real Property, or Encumbrances assumed pursuant to the Liabilities Undertaking (as hereinafter defined).

2.0 ASSUMPTION OF LIABILITIES. Subject to the terms and pursuant to the conditions set forth herein, at the Closing, Purchaser will assume and agree to pay, honor and discharge Seller's trade payables, accrued expenses, such as salaries and wages, payroll taxes, vacation, advertising, frequent buyer program, rent, warranty and similar liabilities of Seller at the Closing Date incurred in the ordinary course of the Business which do not result from, arise out of or relate to, and are not caused by, any breach of contract (it being understood that warranty claims shall be Purchaser's responsibility), tort, infringement or violation of law and such other liabilities expressly assumed in the Liabilities Undertaking (the form of which is attached to this Agreement as EXHIBIT 2.0) (the "Assumed Liabilities"). Purchaser shall not assume and Seller shall pay, honor, perform and discharge any liabilities, obligations or commitments of Seller incurred by or on behalf of the Business prior to the Closing Date other than those expressly assumed in the Liabilities Undertaking (the "Excluded Liabilities").

3.0  CLOSING; PURCHASE PRICE.

3.1 Time and Place of Closing. The closing of the sale of the Purchased Assets (the "Closing") shall take place at 10:00 a.m., Charlotte, North Carolina time, on November 25, 1997, or such other date as Purchaser and Seller may agree (the "Closing Date") at the executive offices of Seller in Charlotte, North Carolina or at such other place as Seller

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     and Purchaser may agree. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

3.2  Computation and Payment of Purchase Price.

     (a) The Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by Seller to Purchaser, Purchaser will, in full payment thereof, in addition to the assumption of the Assumed Liabilities pursuant to the Liabilities Undertaking, pay to Seller at Closing a total purchase price equal to Sixty Million Dollars (U.S. $60,000,000) (the "Purchase Price"). Pursuant to this Section 3.2, after Closing the Purchase Price shall be subject to adjustment, dollar-for-dollar, (i) to the extent Net Operating Working Capital (as hereinafter defined) on the Closing Date is greater or less than the number obtained by multiplying 0.180 times the "net sales" of the Business for the 12-month period ending on the last day of the last full month ending prior to Closing, and (ii) as set forth in Section 9.5 hereof. A party owing money pursuant to the adjustment provided in the preceding sentence shall pay such amount by wire transfer of immediately available funds within two business days after final determination of the amount, if any, owed.

     (b) Net Operating Working Capital. The term "Net Operating Working Capital" as used herein shall be derived from the Closing Date Balance Sheet (as defined below) and shall be calculated as total current assets minus total current liabilities (excluding property tax and bonus accruals). For purposes of this calculation, any accrual for the Company's employer contribution to the Seller DC Plan (as defined in Section 9.6(a)) shall be adjusted to be equal to $135,400.

     (c)  Closing Date Balance Sheet.

          (1) The term "Closing Date Balance Sheet" as used herein shall mean a balance sheet reflecting the Purchased Assets and Assumed Liabilities, to be prepared by Seller as of the close of business on the business day immediately preceding the Closing Date, and adjusted and agreed upon by Seller and Purchaser as hereinafter provided. Except as set forth in the DISCLOSURE SCHEDULE, the Closing Date Balance Sheet shall be prepared from the books and records of Seller and the Company, in accordance

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               with United States generally accepted accounting principles
               ("GAAP"), consistently applied, and all inventory and supplies reflected thereon shall be so reflected on the basis of a complete physical count initiated on October 24, 1997, at which representatives of Purchaser may be present, and rolled forward to the date prior to the Closing Date. The allowance for doubtful accounts and warranty reserve to be set forth on the Closing Date Balance Sheet shall be determined based on the historical experience of the Business, and, with respect to accounts receivable, shall take into account all valid defenses, set-offs and counterclaims known to Seller. The Inventories shall be valued in the ordinary course of the Business with appropriate reserves (if applicable) for slow-moving, excess and obsolete goods.

          (2) A proposed Closing Date Balance Sheet shall be presented by Seller to Purchaser as soon as possible after the Closing Date, but not later than the date that is forty-five (45) days after Closing. No later than the date that is forty-five (45) days after the date of receipt by Purchaser from Seller of the proposed Closing Date Balance Sheet, Purchaser shall submit in writing to Seller any and all proposed adjustments, if any, to the proposed Closing Date Balance Sheet received by it from Seller. No later than the date that is twenty (20) days after the date of receipt by Seller of Purchaser's proposed adjustments, Seller shall notify Purchaser whether or not it accepts the proposed adjustments and which, if any, it rejects. Thereafter, for a period not to exceed thirty (30) days, Purchaser and Seller will attempt in good faith to reach agreement on the Closing Date Balance Sheet. Failing agreement within such time period, the parties shall submit the issues in dispute to binding arbitration pursuant to Article 18.0 of this Agreement. In the event Purchaser and Seller agree on the Closing Date Balance Sheet or disputed items are resolved through arbitration, such agreement or arbitration decision shall be final and Purchaser shall have no further recourse or claim with respect thereto except pursuant to the representations and warranties contained in Article 5.0 hereof.


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4.0  ALLOCATION OF PURCHASE PRICE.

     As soon as possible after the Closing Date, Seller and Purchaser shall mutually agree on an allocation of the Purchase Price among the Purchased Assets and the covenant not to compete set forth in Article 19.0 hereof in amounts according to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller and Purchaser cannot agree on an allocation, each shall make its own allocation to the Internal Revenue Service without regard to the allocation of the other parties.

5.0 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that, except as set forth on the DISCLOSURE SCHEDULE:

5.1 Corporate Organization. United Dominion is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and WCGD is a corporation duly organized and validly subsisting under the laws of Canada. Each Seller has all requisite corporate power and authority to own, lease, license and operate the properties and assets owned, leased, licensed and operated in connection with the Business. Each Seller is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities conducted in connection with the Business, or the character of the properties owned, leased or operated by it in connection with the Business, requires such qualification, licensing or domestication and where failure to so qualify, license or domesticate or be in good standing would, individually or in the aggregate, (i) have a material adverse effect on the assets, financial condition or business of the Company, (the assets, financial condition and business of the Company shall hereinafter be referred to as the "Business Condition of the Company"), (ii) adversely affect the ability of Purchaser or Seller to consummate the transactions contemplated by this Agreement or the Seller Related Instruments or (iii) adversely affect Purchaser's ability to operate the Business following the Closing in substantially the same manner as currently conducted by Seller (the matters set forth in clauses (i), (ii) and (iii) hereinafter being collectively referred to as a "Material Adverse Effect").

5.2 Corporate Authorization, Certain Corporate Actions, No Conflicts. Each Seller has all requisite corporate power and authority to execute and deliver this Agreement (including without limitation the Bill of Sale and Assignment, the bargain and sale deeds and any other


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     agreements being delivered by Seller hereunder (collectively, the "Seller
     Related Instruments")) and to consummate the transactions contemplated hereby and thereby and all necessary corporate proceedings have been taken to authorize the execution, delivery and performance by each Seller of this Agreement and the Seller Related Instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed, and delivered by each Seller, is the legal, valid and binding obligation of each Seller, and is enforceable as to each Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights or by equitable principles relating to the availability of remedies. Each Seller Related Instrument will be duly authorized, executed and delivered by each Seller party thereto, and will be, upon execution and delivery, the legal, valid and binding obligation of such Seller, enforceable as to such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights or by equitable principles relating to the availability of remedies. Assuming compliance by both Purchaser and Seller and their affiliates with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery, nor performance of this Agreement or any Seller Related Instrument by Seller will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on any of the Purchased Assets pursuant to, any provision of each Seller's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation, or any order, judgment, or decree to which either Seller is a party or by which either Seller may be bound or affected, to the extent such conflict, default, right to accelerate, loss of rights, lien, charge or encumbrance would have a Material Adverse Effect, except for contracts that expressly prohibit Seller from transferring its rights and obligations thereunder without the consent of another party thereto.

5.3 Company Financial Statements. Seller has furnished to Purchaser true and complete copies of unaudited financial statements (unaudited balance sheets and unaudited statements of profit and loss) of the Company as of and for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 (the "Historical Financial Statements"). Except as set out in the DISCLOSURE SCHEDULE,


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     the Historical Financial Statements (a) have been prepared from the books and records of the Company in accordance with GAAP applied consistently, and (b) fairly present the financial position of the Company and the results of its operations as of and for the periods then ended. The statements of operations included in the Historical Financial Statements do not contain any material items of non-recurring income or expense, except as expressly specified therein.

5.4 Operations of the Company. The Business has been conducted only through the Company and WCGD, and not through any other affiliate of Seller. No part of the Purchased Assets or the Business is owned or operated by any entity other than Seller. To Seller's Knowledge (as defined in Section 5.28), except for the Excluded Assets and except as may be disclosed on the DISCLOSURE SCHEDULE, the assets, properties and rights included in the Purchased Assets comprise all of the material assets, properties and rights of every type and description, real or personal, tangible or intangible, primarily used by the Company in the operation of the Business. No item of tangible personal property material to the operation of the Business is an Excluded Asset. All items of tangible personal property included in the Purchased Assets (other than Inventories in transit or held on consignment) are located at the Real Property or at the locations listed in the DISCLOSURE SCHEDULE. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties or rights included in the Purchased Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice.

5.5 Absence of Certain Changes or Events. Since December 31, 1996, there has not been any material adverse change in the Business Condition of the Company. Without limiting the generality of the foregoing, except as disclosed in the DISCLOSURE SCHEDULE or with respect to seasonal business conditions consistent with past experience, since December 31, 1996, Seller has not (i) canceled or compromised any material debt or claim, or waived or released any right of substantial value relating to the Business; (ii) modified, cancelled or terminated, or received any written notice of termination of, any material contract, lease or other agreement relating to the Business; (iii) transferred or granted any material rights under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, invention or similar right relating to the Business, or modified any existing right with respect thereto; (iv) made any material change in the rate of compensation, commission, or other direct or indirect remuneration payable to any distributor or agent of Seller relating to the operation of the Business; (v) made any capital expenditures or capital additions or betterments in respect of the Business in excess of an aggregate of $100,000; (vi) to Seller's Knowledge, incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into, all of which were in the ordinary course of business; (vii) delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business; (viii) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable; (ix) sold, assigned, licensed or transferred any of its assets, tangible or intangible, which would have been included in the Purchased Assets if the Closing had been held on December 31, 1996 or on any date since then except in the ordinary course of business; (x) suffered any damage, destruction or loss, whether or not covered by insurance, (a) materially and adversely affecting the Business Condition of the Company or (b) of any item or items carried on its books of account individually or in the aggregate at more than $100,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business; (xi) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have a Material Adverse Effect; (xii) suffered any material adverse change in its relations with, or any loss or to Seller's Knowledge threatened loss of, any of its suppliers or customers disclosed pursuant to Section 5.26;
     (xiii) (a) granted any severance or termination pay to any of the employees of the Business, (b) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) or arrangement with any of the employees of the Business, (3) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (4) increased the compensation, bonus or other benefits payable to any of the officers of the Business or, other than in the ordinary course of business and consistent with past practice, employees of the Business; (xiv) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; or (xv) entered into any agreement or made any commitment (contingent or otherwise) to take any of the types of action described in subparagraphs (i) through (xv) above.

5.6 Undisclosed Liabilities. Except as disclosed in the DISCLOSURE Schedule or reflected in the Historical Financial Statements, Seller has no material liabilities arising from the Company's operations that would be required to be reflected on a balance sheet prepared for the Company in accordance with GAAP. The Company does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) except for
     (i) liabilities under Contracts that are not yet due, (ii) liabilities reflected on the September 30 Balance Sheet and (iii) liabilities which have arisen after September 30, 1997 in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract (other than for warranty claims in the ordinary course of business), tort, infringement claim or lawsuit).

5.7 Properties. With the exception of inventory sold in the ordinary course of business since September 30, 1997, Seller has good, indefeasible and fee simple title to, or holds by valid and existing lease or license, free and clear of all Encumbrances, each piece of real and personal property capitalized on the Company's balance sheet at September 30, 1997 (the "September 30 Balance Sheet") or acquired after the date thereof, except for Encumbrances that (i) are listed in the DISCLOSURE SCHEDULE, none of which restricts in any material respect the use and present operation of the Purchased Assets and the Business, (ii) are excepted in the Title Policies (as hereinafter defined), (iii) are reflected on the September 30 Balance Sheet and will be assumed by Purchaser pursuant to the Liabilities Undertaking, (iv) arise out of taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings (provided no formal proceeding has been filed to collect any such taxes or assessments and no Encumbrances have attached to the Purchased Assets on account thereof), or (v) are mechanics', carriers', workers', repairmens' or other like liens that do not, individually or in the aggregate, materially detract from, or interfere with the use of, the Purchased Assets in the Business. Seller has made available to Purchaser complete and accurate copies of all deeds, leases and other material agreements with respect to the Real Property and all such deeds, leases and other material agreements are listed in the DISCLOSURE SCHEDULE; there does not exist under such deeds, leases or other material agreements any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Seller, or to Seller's Knowledge another party thereto, that could, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the DISCLOSURE SCHEDULE, the personal property capitalized on the September 30 Balance Sheet is usable in the ordinary course of business, ordinary wear and tear excepted. Except as disclosed on the DISCLOSURE SCHEDULE, the buildings, machinery, equipment and other tangible assets included in the Purchased Assets are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), are usable in the regular and ordinary course of business, and conform in all material respects to all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions of every governmental authority having jurisdiction over any of the Real Property or the Business. Except as set forth on the DISCLOSURE SCHEDULE, there are no unsatisfied requests for any repairs, restorations or improvements to the Real Property or any tangible assets from any Person, including without limitation any governmental entity, and there are no ongoing material repairs to the Real Property or any tangible assets being made by or on behalf of Seller. Seller has not transferred any air rights or development rights relating to the Real Property. Seller has not received written notice from any governmental or quasi-governmental authority with respect to any actual or threatened taking of any portion of the Real Property for any purpose by the exercise of the right of condemnation or eminent domain. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER WILL ACQUIRE THE PURCHASED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE AND, EXCEPT AS EXPRESSLY SET OUT HEREIN, WILL ACQUIRE THE PURCHASED ASSETS IN AN "AS-IS" CONDITION.

5.8 Litigation; Orders. Except as disclosed in the DISCLOSURE SCHEDULE, there is no judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court or administrative agency, or by arbitration), or any claim in excess of $10,000, legal action, administrative proceedings, governmental investigation, arbitration or other proceeding, pending or to Seller's Knowledge threatened against Seller relating to the Business that, individually or in the aggregate, could have a Material Adverse Effect.

5.9 Intellectual Property. The DISCLOSURE SCHEDULE contains a complete and correct list of all patents, trade names, trademarks, trademark registrations, service marks, registered user names and copyrights, and applications for registration of the foregoing, both domestic and foreign, presently used by Seller in the Business. The Intellectual Property used in the Business is valid and in full force and effect and, except as set forth in the DISCLOSURE SCHEDULE, Seller has not received any written notice or claim that any of the Intellectual Property relating to the Business is invalid or unenforceable by it. Except as set forth in the DISCLOSURE SCHEDULE, the Intellectual Property and Know-How relating to the Business are owned by Seller free and clear of any material license, sublicense, agreement, right, understanding, judgment, order, decree, stipulation, lien, charge or encumbrance. None of the Intellectual Property or any of the technology covered thereby or any of the Know-How has been misappropriated from any Person; Seller is not, in connection with the Business, infringing upon or otherwise acting adversely to any Intellectual Property owned by any other Person; and there is no claim or action by any Person pending or to Seller's Knowledge threatened with respect thereto. Except as set forth on the DISCLOSURE SCHEDULE, to Seller's Knowledge there has not been, since January 1, 1993, any infringement or improper use by any third party of the Intellectual Property or the Know-How relating to the Business and there is no action or proceeding instituted by Seller pending in which an act constituting an infringement of any of the rights to such Intellectual Property or Know-How was alleged to have been committed by a third party. The DISCLOSURE SCHEDULE lists all material licenses, sublicenses or agreements relating to the use by third parties of such Intellectual Property and Know-How, or the use by Seller of the Intellectual Property of another Person, and there is no material default by Seller or to Seller's Knowledge by another party under such license, sublicense or agreement.

5.10 Labor Matters. Except as disclosed in the DISCLOSURE SCHEDULE, (a) there is no pending or, to Seller's Knowledge, threatened collective bargaining labor dispute, arbitration, investigation, lawsuit or administrative proceeding relating to labor matters involving employees of the Company;
     (b) Seller is in compliance in all material respects with all labor agreements applicable to the Company, which agreements are set forth on the DISCLOSURE SCHEDULE; (c) Seller with respect to the Business is in compliance in all material respects with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (d) there is no labor strike, collective slowdown, collective work stoppage or lockout pending or, to Seller's Knowledge, threatened against Seller with respect to the Business; and (e) Seller has not received written notice from any union or employees setting forth demands for collective representation, elections or for present or future changes in wages, terms or employment or working conditions in respect of the Business. Complete and correct copies of all of such labor agreements have been made available to Purchaser and its representatives prior to the date hereof.

5.11 Compliance with Laws. The Business has been, and is being, operated in compliance with all statutes, laws, regulations, ordinances, rules, judgments, order or decrees applicable thereto, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the DISCLOSURE SCHEDULE, Seller has not received written notice of any citations, violations, suits, proceedings, orders, decrees or judgments relating to zoning, building, use and occupancy, traffic, storm water management, fire, health, sanitation, Environmental Laws (as hereinafter defined) or other laws or regulations against, or with respect to, the Business, the Real Property or the Leases or any part thereof which remains uncured or of record.

5.12 Taxes. Seller has (taking into account any extensions of time granted to or obtained by Seller) timely filed all federal, state, local and foreign income tax returns relating to the operations of the Company and required under applicable law to be filed on or prior to the date hereof. Seller has (taking into account any extensions of time granted to or obtained by Seller) timely filed all federal, foreign, state, local and other returns and reports with respect to employee income tax withholding and social security and unemployment taxes in compliance with applicable tax withholding provisions applicable to the Company. All such returns and reports were correct and complete in all material respects, and all income and other taxes owed by the Company or in respect of the Business have been paid or are being contested in good faith by appropriate proceedings. There are no existing deficiencies or adjustments (or to Seller's Knowledge, proposed deficiencies or adjustments) for any income taxes, or interest or penalties thereon, that have been asserted or proposed in writing or assessed against Seller relating to the Business by any governmental unit and that are likely to have a Material Adverse Effect.

5.13 Contracts.

     (a) Except for agreements and arrangements listed in this Agreement or in the DISCLOSURE SCHEDULE, Seller is not a party to (i) any agreements with any key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of the transaction contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than six months, (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) any other employee agreement or plan relating to the Company, including, without limitation, any incentive or bonus plan or stock option plan.

     (b) Except as set forth in the DISCLOSURE SCHEDULE, there is no written contract, agreement, commitment or arrangement entered into or made by Seller, or any outstanding unaccepted offer made by Seller ("Offer")
          (A) that primarily affects any of the Purchased Assets, or (B) that is binding on Seller and that primarily relates to the Company, and, in each case:

          (i) that is or relates to a mortgage, indenture, security agreement or other agreement or instrument relating to the borrowing of money by, or any extension of credit to, Seller;

          (ii) that is or relates to a collective bargaining agreement or union contract other than the Union Contracts (as defined in Section 9.14);

         (iii) that contains or relates to covenants or other provisions limiting the right of the owner of the Business to compete in any line of business or with any person or in any area;

          (iv) that is or relates to a license agreement, either as licensor or licensee;

          (v) that provides for or relates to any sharing of profits with other Persons or any joint venture or similar enterprise;

          (vi) that relates to the Real Property, including without limitation management, service and maintenance agreements that in the aggregate provide for payments of more than $25,000 per year;

         (vii) that involves any remaining or unsatisfied obligation (A) to make capital expenditures (whether through the purchase of real or personal property or otherwise) involving U.S. $50,000 or more in the case of any one item or group of items, (B) to purchase goods involving U.S. $100,000 or more in the case of any one item or group of items, or (C) to supply products or provide services involving U.S. $100,000 or more in the case of any one item or group of items;

        (viii) that involves any sales agency, manufacturer's representative, distributorship or marketing agreement that is not by its terms (without regard to the law of the applicable jurisdiction) cancelable by Seller without penalty on 90 days notice;

          (ix) that provides for the lease of personal property with aggregate payments of more than $50,000 per year or the lease of any real property to or from any Person, or

          (x) that is any other contract, agreement, commitment or arrangement or Offer that is material to the Business Condition of the Company.

          Except as otherwise set forth in the DISCLOSURE SCHEDULE and subject to the last sentence of this Section 5.13, each contract, agreement, commitment, arrangement, plan, lease, license or similar instrument included in the Purchased Assets, whether or not set forth on the Disclosure Schedule, (collectively, the "Contracts") is a valid and binding obligation of Seller and, to Seller's Knowledge, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof, provided, however, that Seller shall not terminate any material Contract after the date hereof without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed), and neither Seller nor, to Seller's Knowledge, any other party thereto has breached any material provision of, nor is in default in any material respect under the terms of (and, to Seller's Knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms
          of), any of the Contracts. No Contract contains, in the reasonable opinion of Seller, any contractual requirement with which, to Seller's Knowledge, Seller will be unable to comply. Except as set forth on the DISCLOSURE SCHEDULE, each of the Contracts and each Offer is validly assignable to the Purchaser without the consent of any other party thereto so that, after the assignment thereof to the Purchaser pursuant to this Agreement, the Purchaser will be entitled to the full economic and other benefits thereof. Seller shall give Purchaser written notice of each Contract listed on the DISCLOSURE SCHEDULE which is terminated after the date hereof. For purposes of this
          Section 5.13, the term "Contract" shall not include any employee benefit plans referred to in Article 9.0 of this Agreement.

5.14 Inventories. The Company's Inventories that will be reflected on the Closing Date Balance Sheet were acquired and have been maintained in the ordinary course of business, and are suitable and useable for the production or completion of the Company's products for sale in the ordinary course of business. Seller is not under any material liability or obligation with respect to the return of Inventories (other any return of inventory in connection with warranty claims) in the possession of wholesalers, retailers or other customers. Seller has not caused its Inventories to be materially increased or decreased other than in the ordinary course of business consistent with past practice.

5.15 Consents, Approvals, etc. Except for filings pursuant to the HSR Act and otherwise as set forth in the DISCLOSURE SCHEDULE, there are no filings required to be made by Seller or Seller's affiliates with, and there are no consents, approvals, permits or authorizations required to be obtained by Seller from, governmental and regulatory authorities of the United States, or any other Person, in connection with the execution and delivery of this Agreement and the Seller

     Related Instruments by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, the failure of which to obtain would, individually or in the aggregate, have a Material Adverse Effect.

5.16 Certain Fees. Except for NationsBanc Capital Markets, Inc. whose fees shall be borne solely by Seller, Seller has not employed any broker, investment banker or finder or incurred any liability for any brokerage, investment banking or finders' fees or commissions in connection with this Agreement or the transactions contemplated hereby.

5.17 Licenses and Permits. The DISCLOSURE SCHEDULE lists all governmental licenses and permits relating primarily to and used in connection with the ownership of the Purchased Assets and the operation of the Business, which are all the licenses and permits required in connection with the conduct of the Business as currently conducted and ownership of the Purchased Assets under applicable laws, statutes, ordinances, rules, regulations and orders, except where the failure to possess such permits and licenses, individually or in the aggregate, would not have a Material Adverse Effect. Such licenses and permits are valid and in full force and effect, and except as set forth on the DISCLOSURE SCHEDULE, none of such licenses or permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

5.18 Employee Benefit Plans. See Article 9.0 for representations and warranties relating to employee benefit plans.

5.19 Transactions with Interested Persons. Except as set forth on the DISCLOSURE SCHEDULE, (a) the Company is not indebted to any director, officer, employee or agent of Seller, or any of the Company's employees except for amounts due as normal salaries, commissions, wages, bonuses, or in reimbursement of ordinary expenses on a current basis and (b) no employee or agent of the Company is indebted to the Company or Seller except for advances for ordinary business expenses.

5.20  Environmental Matters.

     (a)  Except as disclosed in the DISCLOSURE SCHEDULE hereto:

          (i) With respect to permits and licenses, (1) all licenses, permits, consents or other approvals required under Environmental Laws (as hereinafter defined) that are necessary to the operations of the Business have been obtained, except where the failure to possess such permits, licenses, consents or other approvals, individually or in the aggregate, would not have a Material Adverse Effect, and are in full force, and effect and Seller is unaware of any basis for revocation or suspension of any such licenses, permits, consents or other approvals; (2) to Seller's Knowledge, no Environmental Laws impose any obligation upon Purchaser, as a result of any transaction contemplated hereby, requiring prior notification to any governmental entity of the transfer of any permit, license, consent or other approval which is necessary to the operations of the Business; (3) all of the facilities and operations of the Business have been operated by Seller in all material respects in accordance with the representations and conditions made or set forth in the permit applications and the permits for the Business; and (4) the Business currently operates and, until the Closing, will continue to operate in compliance in all material respects with such permits, licenses, consents or approvals.

          (ii) Seller currently operates and, until the Closing, will continue to operate the Business in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws and related orders of any court or other governmental entity;

         (iii) There are not any existing, pending or, to the Seller's Knowledge, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or any other governmental entity directed against Seller in connection with the operation of the Business which pertain or relate to (1) any remedial obligations under any applicable Environmental Law, (2) violations by Seller of any Environmental Law, (3) personal injury or property damage claims relating to a release of Hazardous Materials (as hereinafter defined) by Seller, or (4) response, removal, or remedial costs under CERCLA (as hereinafter defined) or any similar state law;

          (iv) To Seller's Knowledge, no portion of the Real Property owned or leased by the Seller with respect to the Business is located is listed on any Contaminated Site List;

          (v) During Seller's ownership of the Business, there has been no Release (as hereinafter defined) of any Hazardous Materials on or underlying the Real Property in violation of Environmental Laws;

          (vi) To Seller's Knowledge, no asbestos-containing materials or polychlorinated biphenyls ("PCBs") are present on or underlying the Real Property;

         (vii) To Seller's Knowledge, there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by Seller with respect to the Business;

        (viii) During Seller's ownership of the Business, all Hazardous Materials generated by the Business have been transported, stored, treated and disposed of by transporters or carriers, or at treatment, storage and disposal facilities, authorized or maintaining valid permits under all applicable Environmental Laws; and

          (ix) To Seller's Knowledge, there are not material Environmental Remediation Costs which are required or have been planned relating to the operation of the Business.

     (b) The DISCLOSURE SCHEDULE identifies all environmental audits or assessments or occupational health studies relating to property or facilities of the Company undertaken by employees of the Company or Seller, agents, or independent contractors working at the request of a Seller or the Company or, to Seller's Knowledge, by governmental agencies or independent contractors working at the request of a Federal, state or local government agency. Seller has provided to Purchaser all engineering, geologic, environmental, and other documents or maps in the possession of Seller relating to (i) any Environmental Conditions (as hereinafter defined) existing on the Real Property, or (ii) any violations by the Business of any Environmental Laws.

     (c) For purposes hereof, the following terms shall have the following definitions:

          "Contaminated Site List" means any list, registry or other compilation established by any governmental entity of sites that require or potentially require investigation, removal actions, remedial actions or any other response under any Environmental Laws or treaty covering environmental matters, as the result of a Release or threatened Release of any Hazardous Materials.

          "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

          "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity relating to
          (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any governmental entity, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder, as currently in effect or as subsequently amended: the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., and any similar state, federal or local statute or ordinance.

          "Environmental Liabilities" means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative and/or monitoring costs and any other related costs and expenses, including without limitation Environmental Remediation

          Costs), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (a) pursuant to any agreement, order, notice, directive (including directives embodied in Environmental
          Laws), injunction, judgment or similar documents (including settlements), or (b) pursuant to any claim by a governmental entity or other person for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such governmental entity or person pursuant to common law or statute.

          "Environmental Remediation Costs" means all costs and expenses of actions or activities to (a) clean-up or remove Hazardous Materials from the environment as required by any Environmental Law, (b) prevent or minimize the movement, leaching or migration of Hazardous Materials into the environment as required by any Environmental Law, (c) prevent, minimize or mitigate the Release or threatened Release of Hazardous Materials into the environment, or injury or damage from such Release, as required by any Environmental Law and (d) comply with the requirements of any Environmental Laws. Environmental Remediation Costs include, without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring, excavation and construction, for removal, modification or replacement of equipment or facilities, for labor and material, and for proper storage, treatment and disposal of Hazardous Materials.

          "Hazardous Materials" means any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and spills or releases of petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

5.21 Accounts. Except as disclosed in the DISCLOSURE SCHEDULE, Seller does not maintain any bank, securities, commodities or other brokerage or similar account, safe deposit box or other depository for the Company, nor is any such account, box or depository maintained on behalf of, or for the benefit of, the Company.

5.22 Letters of Credit, Surety Bonds, Guarantees. The DISCLOSURE SCHEDULE identifies all letters of credit, performance or payment bonds, guaranty arrangements and surety bonds (collectively, the "Bonds") of any nature for which Purchaser shall be required to establish its own Bonds either through a direct substitution or the provision of a back-up letter of credit or other Bond in favor of Seller related to such Bonds in order to keep any contract in place and not cause a default thereunder.

5.23 Accounts Receivable. The accounts receivable of Seller arising from the Business that will be reflected on the Closing Date Balance Sheet are valid and genuine, and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice.

5.24 Product Liabilities; Product Warranties.

     (a) Except as set forth on the DISCLOSURE SCHEDULE, the Business has not incurred, nor does Seller know of any liability, damage, loss, cost or expense as a result of any systemic defect or other systemic deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("Product Liability") with respect to any group of products sold or services rendered by the Company, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance.

     (b) Seller has furnished Purchaser with all forms of warranties or guarantees of the Business' products and services that are in effect or proposed to be used by Seller in the conduct of the Business. The DISCLOSURE SCHEDULE lists all payments or settlements made in respect of any such warranty or guaranty (including without limitation any returns or allowances) in excess of $10,000 since January 1, 1995, indicating the name of each customer and the amount of each payment.

5.25 Insurance. The DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all policies of fire, medical, life, liability, product liability, workmen's compensation, libel, health and other forms of insurance presently in effect with respect to the Business. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are sufficient for compliance in all material respects with all requirements of law and the terms of the Contracts, are valid, outstanding and enforceable and will remain in full force and effect through the Closing Date. Except as set forth in the Disclosure Schedule, Seller has not been refused any insurance in connection with the Business, nor has any coverage been limited by any insurance carrier to which Seller has applied for such insurance or with which Seller has carried such insurance in the last three years.

5.26 Suppliers and Customers. The DISCLOSURE SCHEDULE lists (i) all suppliers of the Business to which Seller made payments during the year ended December 31, 1996, or expects to make payments during the year ending December 31, 1997, in excess of $250,000 and (ii) all customers that paid Seller during the year ended December 31, 1996 or that Seller expects will pay to it during the year ending December 31, 1997, more than $250,000. Except as set forth on the DISCLOSURE SCHEDULE, Seller has not received written notice that any of the suppliers or customers listed therein has terminated its relationship with the Business.

5.27 Disclosure. No representation or warranty by Seller contained in this Agreement, and no statement contained in the Seller Related Instruments or the DISCLOSURE SCHEDULE, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

5.28 Certain Defined Items. References in Sections 5.1 through 5.27 and elsewhere in this Agreement to (i) "Seller's Knowledge" shall mean the actual knowledge after reasonable inquiry of any officers of Seller at the level of vice president or above including, without limitation June P. Hassett (taxes), Timothy J. Verhagen (labor and employee benefits) and Ginger Sunde (environmental) (it being agreed that the term "Seller's Knowledge" shall include such facts and circumstances as Purchaser may have disclosed in writing to Seller prior to the Closing Date and that "reasonable inquiry" shall be the request by Seller of management of the Business and Ms. Hassett (with respect to tax matters), Mr. Verhagen (with respect to employee benefits matters) and Ms. Sunde (with respect to environmental matters) to review the Agreement and the DISCLOSURE SCHEDULE and to provide certified statements concerning such review); (ii) "Business Condition of the Company" and "Material Adverse Effect" are defined in Section 5.1; and (iii) "Person" shall have the definition provided in Article 25.0.

6.0 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller that:

6.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease, license and operate its properties and assets and to conduct the businesses now owned, leased, licensed and operated by it. Purchaser is duly qualified, licensed or domesticated and in good standing in each jurisdiction where the nature of its activities or the character of its properties require such qualification, licensing or domestication and where failure to so qualify, license or domesticate would have a material adverse effect on the assets, financial condition, or business of Purchaser.

6.2 Corporate Authorization, Certain Corporate Actions, No Conflicts. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and all necessary corporate proceedings have been taken to authorize this execution, delivery and performance by Purchaser of this Agreement. This Agreement has been duly authorized, executed, and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and is enforceable as to Purchaser in accordance with its terms, except as such enforcement may be limited by bankruptcy, fraudulent conveyance, insolvency or similar laws affecting creditors' rights or by equitable principles relating to the availability of remedies. Assuming compliance by both Purchaser and Seller with the HSR Act, neither the execution, delivery, nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Purchaser's articles of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which Purchaser may be bound or affected, to the extent such conflict, default, right of acceleration, loss of rights, lien, charge or encumbrance would have a material adverse effect on Purchaser.

6.3 Litigation; Orders. There is no judgment or outstanding order, injunction, decree, stipulation or award against Purchaser that would prohibit the consummation of the transactions contemplated by this Agreement.

6.4 Consents, Approvals, etc. Other than the filings pursuant to the HSR Act and pursuant to the Securities Exchange Act of 1934 following the consummation of the transactions contemplated hereby, there are no filings required to be made by Purchaser or Purchaser's affiliates with, and there are no consents, approvals, permits or authorizations required to be obtained by Purchaser from, governmental and regulatory authorities of the United States or any other country, or any other Person, in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, the failure of which to obtain would, individually or in the aggregate, have a material adverse effect on Purchaser.

6.5 Certain Fees. Purchaser has not employed any broker, investment banker or finder or incurred any liability for any brokerage, investment banking or finders' fees or commissions in connection with this Agreement or the transactions contemplated hereby.

7.0 CONDUCT OF BUSINESS OF THE COMPANY PRIOR TO CLOSING. From the date hereof until Closing:

     (a) Seller shall conduct the business and affairs of the Company in the ordinary course and consistent with prior practice, shall comply in all material respects with all laws, rules, regulations and orders applicable to the Business and shall maintain, keep and preserve the assets and properties of the Company in good condition and repair, ordinary wear and tear excepted, and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts (i) to preserve the Business and organization of the Company intact, (ii) to keep available to Purchaser the services of the Company's present employees, and (iii) to preserve for the benefit of Purchaser the goodwill of the Company's suppliers, customers, and others having business relations with it;

     (b) Seller will not (i) cause to occur any of the events or occurrences described in Section 5.5 or (ii) take any action or omit to take any commercially reasonable action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein, as if such representations and warranties were to be made immediately after the occurrence of such act or omission;

     (c) Seller will (i) obtain, with the assistance and cooperation of Purchaser (including by providing any financial or other information about the Purchaser as may be reasonably requested), the consent of any party to any lease (including without limitation to the Leases) or contract with Seller where the consent of such party is required by reason of the transactions contemplated hereby; and (ii) provide to Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in
          Article 5.0 or elsewhere in this Agreement or the DISCLOSURE SCHEDULE or exhibits referred to herein; provided, however, that no supplement or amendment of a schedule or exhibit made pursuant to this Section shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement, or affect Purchaser's ability to rely on the condition set forth in Section 15.2(a), unless Purchaser elects, after having reviewed such amended or supplemental disclosure, not to terminate this Agreement in accordance with Section 21(d) hereof, in which case Purchaser shall be deemed to have waived such breach; and

     (d) As soon as available and in any event within 30 days after the end of each month prior to the Closing Date, commencing with October 1997, Seller shall deliver to Purchaser a consolidated balance sheet and related statement of operations of the Company. All such financial statements shall (a) fairly present the financial position of the Company and the results of its operations as of and for the periods then ended, and (b) be prepared consistent with past practices, except as expressly specified therein.

8.0  ACCESS TO INFORMATION AND DOCUMENTS.

8.1 Access Prior to Closing. Upon reasonable notice to Seller's representatives in Charlotte, North Carolina, and during regular business hours, Seller will give, and will cause the Company to give, Purchaser and Purchaser's attorneys, accountants and other representatives reasonable access to the Company's and Seller's personnel and all properties, documents, contracts, books and records of Seller relating to the Business or the Purchased Assets and will furnish Purchaser with copies of such documents (certified by an appropriate officer of a Seller if so requested) and with such information with respect to the affairs of the Company as Purchaser may from time to time reasonably request. Purchaser will not improperly disclose the same prior to the Closing and Purchaser acknowledges that any information being provided to it or its representatives by Seller prior to Closing pursuant to this Agreement is subject to the confidentiality agreement between the parties dated August 28, 1997. Purchaser and its representatives and agents shall have the right, at Purchaser's expense, to conduct engineering tests on the buildings located on the Real Property. Purchaser may also engage an environmental consultant to conduct a customary and reasonable Phase I environmental review, taking into account the nature, use and history of the Real Property. In the event Purchaser determines in good faith that its Phase I environmental review provides a reasonable basis for Phase II environmental testing, Purchaser shall seek Seller's written consent to the specific testing that Purchaser seeks to conduct. In the event Seller withholds its consent to testing for which the Phase I testing provided a reasonable basis, Purchaser may elect to terminate this Agreement in accordance with Section 23(e) hereof. Purchaser shall conduct any reviews and testing so as to minimize any interference with the operations of the Business, and shall indemnify Seller from and against any and all claims, losses, damages and expenses (including reasonable attorneys' fees) for damage to property or personal injury or death arising out of or relating to such reviews or testing which is caused by the negligence of Purchaser or its agents.

8.2 Access After Closing. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives reasonable access, during normal business hours, to such information (including records pertinent to the Business) and assistance relating to the Company as is reasonably necessary for operations, financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of any tax claim or assessment, or any other reasonable purpose communicated in writing to the other party. In the case of Seller, such assistance shall include access to any and all documents, records, files and correspondence relating to the Business that are retained at Seller's corporate headquarters or in its off-site storage, and Seller will use reasonable efforts to maintain at its headquarters or in off-site storage for a period ending on the later of (i) seven years after the Closing Date, or (ii) the date on which taxes may no longer be assessed, any such documents, records, files or correspondence that could be needed by Purchaser. In the case of Purchaser, such assistance shall include reasonably prompt written response to reasonable written inquiries of Seller related to such financial reporting, accounting and tax matters, cooperation in responding to audit reviews and reports made by taxing authorities to Seller regarding the Company, assisting Seller (including making its employees reasonably available), at Seller's expense, in defending any lawsuits or claims against the Seller with respect to Excluded Liabilities relating to the operation of the Company by Seller prior to the Closing Date and, at Seller's request, participation in audits conducted with respect to Seller. Purchaser shall retain the books and records of seller included in the Purchased Assets for a period ending on the later of (i) seven years after the Closing Date, or (ii) the date on which taxes may no longer be assessed. After the end of such period, before disposing of any books or records, Purchaser shall give notice to such effect to Seller and Seller, within a reasonable time after the receipt of such notice, will notify Purchaser whether to destroy such documents or whether Seller will, at Seller's cost and expense, remove and retain all or any part of such books or records as Seller may select.

9.0  EMPLOYEES.

9.1 Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

     "Benefit Arrangement" means any written, or to Seller's Knowledge oral, employment, consulting, severance or similar contract or arrangement or any written, or to Seller's Knowledge oral, plan, policy, fund, program or contract or arrangement providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, automobile benefits, country club memberships, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller or any of its affiliates and (iii) covers any employee of the Business.

     "Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA (whether or not subject to ERISA) that (i) is maintained, administered or contributed to by Seller or any of its affiliates and (ii) covers any employee of the Business.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 3(37) of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

9.2 Employee Benefit Plans. Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:

     (a) The DISCLOSURE SCHEDULE identifies each Employee Plan. Seller has furnished to Purchaser copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including, without limitation, summary plan descriptions and communications to employees) together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. The DISCLOSURE SCHEDULE identifies each Employee Plan which is a Title IV Plan. Except as set forth on the DISCLOSURE SCHEDULE, no Employee Plan is a
                                       32

          Multiemployer Plan and no Employee Plan or Benefit Arrangement is maintained in connection with any trust described in Section 501(c)(9) of the Code. Seller shall provide Purchaser with complete age, salary, service and related data as of the Closing Date for all Active Employees (as defined below) covered under any Title IV Plan or Multiemployer Plan.

     (b) Seller is not subject to any obligation to fund any Employee Plan or Benefit Arrangement described under Sections 4(b)(5) or 401(a)(l) of ERISA.

     (c) No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Employee Plan subject to such Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, other than a "reportable event" that will not have, or reasonably be expected to have, a Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Seller nor any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or incurred, or reasonably expects to incur prior to the Closing Date, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or any liability under Section 4971 of the Code that in either case could become a liability of Purchaser or any of its ERISA Affiliates after the Closing Date. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by Seller or any of its ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any Multiemployer Plan which could result in Purchaser or any of its ERISA Affiliates incurring a material withdrawal liability within the meaning of Section 4201 of ERISA. No liability has been incurred and no condition exists or is contemplated in connection with any Employee Plan or Benefit Arrangement which, under ERISA, the Code or otherwise, has resulted or could reasonably be expected to result in (i) the imposition of an Encumbrance on any of the Purchased Assets, (ii) a claim against the assets of any Employee Plan which is being transferred to a plan or plans of Purchaser in accordance with the provisions of Sections 9.5 and 9.6 hereof (other than the Transferred Employees' claims for benefits that are being assumed by Purchaser's Plan(s) as part of said transfer of assets in accordance with the terms of such plans), or (iii) a liability or obligation of Purchaser (other than a liability or obligation that is expressly assumed by Purchaser in accordance with the provisions hereof). The Purchased Assets are not now, nor will they after the passage of time be, subject to any lien imposed under Code Section 412(n) by reason of a failure of Seller or any of its affiliates to make timely installments or other payments required under Code Section 412.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Seller has provided Purchaser with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

     (e) The DISCLOSURE SCHEDULE identifies each Benefit Arrangement. Seller has furnished to Purchaser copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities. Except as expressly disclosed on the DISCLOSURE SCHEDULE, Seller and its affiliates are party to no Benefit Arrangement that constitutes an employment or consulting arrangement or contract.

     (f) Neither Seller nor any of its affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for employees of the Business, except as required to avoid excise tax under Section 4980B of the Code.

     (g) Except as set forth on the DISCLOSURE SCHEDULE, no Transferred Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby. There is no contract, plan or arrangement (written or, to Seller's Knowledge, oral) covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

9.3 Employees and Offers of Employment. Seller shall provide to Purchaser as soon as practicable after the date of this Agreement and prior to the Closing Date a list of all of the individuals who are employed by Seller in the Business, together with a description of the amount and basis of each employee's compensation, including whether such compensation is governed by a collective bargaining agreement. On or prior to the Closing Date, Purchaser shall offer employment to all Active Employees (as defined below) of the Business; provided, that Purchaser may terminate at any time after the Closing Date the employment of any employee who accepts such offer, in which case Purchaser shall be solely responsible for any severance costs associated therewith. For purposes of this Article 9.0, the term "Active Employee" shall mean any Person who, on the Closing Date, is actively employed by Seller or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by Purchaser as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary, wage and benefit levels and on such other terms and conditions as are substantially similar in the aggregate to the salary, wage and benefit levels in effect at Closing, except as otherwise provided in this Article 9.0. Any Active Employee who accepts the Purchaser's offer of employment and who, within ten days of the Closing Date, commences employment with

     Purchaser by reporting for work and being actively employed by Purchaser for at least one day is hereinafter referred to as a "Transferred Employee" and all such employees are collectively referred to as "Transferred Employees." Any Active Employee who does not accept Purchaser's offer of employment but who, within ten days of the Closing Date, commences employment with Purchaser by reporting for work and being actively employed by Purchaser for at least one day shall also be deemed to be a Transferred Employee for purposes of this Agreement. On or prior to the Closing Date, Seller will furnish Purchaser with true and complete copies of the employment records maintained by Seller with respect to each employee of the Business, and Seller will furnish Purchaser with such other records and documents relating to the Transferred Employees as Purchaser may from time to time reasonably request. Seller will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with Purchaser's effort to hire any Transferred Employees. Seller will retain and Purchaser shall not assume responsibility for any Transferred Employee until such employee commences active employment with Purchaser.

9.4  Seller's Employee Benefit Plans.

     (a) Seller shall retain all obligations and liabilities, including obligations and liabilities under the Employee Plans and Benefit Arrangements, in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date (or, if later, the date active employment with Purchaser begins) by Transferred Employees, including obligations and liabilities under the Employee Plans and Benefit Arrangements, such as
          (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date (or, if later, the date active employment with Purchaser begins) and (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date (or, if later, the date active employment with Purchaser begins), including liability for any retroactive worker's compensation premiums attributable to such period, and neither Purchaser nor any of its affiliates shall have any liability with respect thereto. Notwithstanding the foregoing, to the extent Purchaser assumes liabilities and obligations under Seller's incentive plans, Seller shall reimburse

          Purchaser, within 10 days of receiving notice from Purchaser, for its pro rata share of such liabilities and obligations. Seller's pro rata share shall be determined by Purchaser based on the ratio of earnings (as defined in the applicable incentive plans) for the Business through the Closing Date as compared to the earnings for the Business for the relevant performance period. In the event that any collective bargaining agreement assumed by Purchaser pursuant to Section 9.12 would cause Purchaser to assume any liabilities and obligations with respect to vacation that are not accrued for on the Closing Date Balance Sheet, there shall be a dollar for dollar purchase price adjustment under Section 3.2. Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to Purchaser or any of its affiliates or to any plan of Purchaser or any of its affiliates.

     (b) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Employee Plan or Benefit Arrangement on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with Purchaser or one of its affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated.

9.5  Defined Benefit Plans.

     (a) Seller shall cause Seller's actuary for each of the United Dominion Industries, Inc. Retirement Plan and the United Dominion Industries, Inc. Master Pension Plan for Hourly Employees (each a "Seller DB Plan") to determine in accordance with the provisions of Section 414(l) of the Code the present value of the accrued benefits of all Transferred Employees under each Seller DB Plan as of the Closing Date. For purposes of determining such amount, Seller's actuary shall use the actuarial assumptions used by the PBGC as of the Closing Date for determining the present value of accrued benefits on a plan termination basis. Seller's actuary shall allocate the assets of each Seller DB Plan between the accrued benefits of the Transferred Employees and the benefits of the remaining plan participants using the asset allocation methodology provided for in
          Section 4044 of ERISA. The assets of each Seller DB Plan allocable to the accrued benefits of the Transferred Employees pursuant to such procedures as of the Closing Date is hereinafter referred to as the "Closing Date 414(l) Transfer Amount". The Closing Date 414(l) Transfer Amount shall be increased with interest from the Closing Date to the date of the transfer of assets to Purchaser's defined benefit plans as provided in Section 9.5(e) (the "Transfer Date") using the PBGC interest rate applicable to the first 25 years that was used to determine the present value of accrued benefits and reduced by the amount of all benefit payments between the Closing Date and the Transfer Date attributable to the Transferred Employees with interest on such benefit payment amounts from the date of payment to the Transfer Date using the same PBGC interest rate (the resulting amount being hereinafter referred to as the "Transfer Date 414(l) Transfer Amount"). Seller shall cause each Seller DB Plan to transfer the Transfer Date 414(l) Transfer Amount on the Transfer Date to the appropriate defined benefit plan designated by Purchaser as provided in Section 9.5(e). All calculations by Seller's actuary pursuant to this Section 9.5(a) shall be subject to review by Purchaser's actuary. In the event of any dispute between Seller's actuary and Purchaser's actuary regarding the calculations pursuant to this Section 9.5(a) which cannot be resolved after good faith efforts, Seller and Purchaser shall jointly appoint and pay for another actuary to review the calculations in dispute to determine the appropriate amounts, which determination shall be binding on Seller and Purchaser.

     (b) Seller also shall cause Seller's actuary for each Seller DB Plan to determine the "accumulated benefit obligation" of all Transferred Employees under each Seller DB Plan as of the Closing Date. For purposes of determining such amount, Seller's actuary shall use the actuarial assumptions shown on SCHEDULE 9.5(B). The "accumulated benefit obligation" of the Transferred Employees as of the Closing Date determined pursuant to such procedures is hereinafter referred to as the "Closing Date ABO Transfer Amount". The Closing Date ABO Transfer Amount shall be increased with interest from the Closing Date to the Transfer Date using the interest rate that was used to determine the accumulated benefit obligation and reduced by the amount of all benefit payments between the Closing Date and the Transfer Date attributable to the Transferred Employees with interest on such benefit payment amounts from the date of payment to the Transfer Date using the same interest rate (the resulting amount being hereinafter referred to as the "Transfer Date ABO Transfer Amount"). All calculations by Seller's actuary pursuant to this
          Section 9.5(b) shall be subject to review by Purchaser's actuary. In the event of any dispute between Seller's actuary and Purchaser's actuary regarding the calculations pursuant to this Section 9.5(b) which cannot be resolved after good faith efforts, Seller and Purchaser shall jointly appoint and pay for another actuary to review the calculations in dispute to determine the appropriate amounts, which determination shall be binding on Seller and Purchaser.

     (c) To the extent the aggregate Transfer Date 414(l) Transfer Amounts for all Seller DB Plans determined under Section 9.5(a) is less than the aggregate Transfer Date ABO Transfer Amounts for all Seller DB Plans determined under section 9.5(b), then there shall be a dollar for dollar reduction in the Purchase Price provided for in Section 3.2 to the extent of such difference. Conversely, to the extent the aggregate Transfer Date 414(l) Transfer Amounts for all Seller DB Plans determined under Section 9.5(a) exceeds the aggregate Transfer Date ABO Transfer Amounts for all Seller DB Plans determined under Section 9.5(b), then there shall be a dollar for dollar increase in the purchase price provided for in Section 3.2 to the extent of such difference.

     (d) With respect to any Active Employee who is on short-term disability leave, authorized leave of absence, military service leave or lay-off with recall rights as of the Closing Date and who, subsequent to the Closing Date, becomes a Transferred Employee, Seller agrees to transfer the assets and liabilities under the applicable Seller DB Plan to the designated Purchaser DB Plan. Such asset and liability transfer shall be made as of December 31 of the calendar year in which such employee became a Transferred Employee and shall be determined in accordance with the de minimis rule of Treasury Regulation 1.414(l)-l(n)(2). Seller shall cause such calculations to be performed by Seller's actuary based on an interest rate to be agreed to by Seller's actuary and Purchaser's actuary. All other actuarial assumptions shall be as shown on Schedule 9.5(b). All calculations by Seller's actuary pursuant to this Section 9.5(d) shall be subject to review by Purchaser's actuary. In the event of any dispute between Seller's actuary and Purchaser's actuary regarding the calculations pursuant to this
          Section 9.5(b) which cannot be resolved after good faith efforts, Seller and Purchaser shall jointly appoint and pay for another actuary to review the calculations in dispute to determine the appropriate amounts, which determination shall be binding on Seller and Purchaser.

     (e) Prior to the Closing Date or as soon as practicable thereafter, Purchaser shall establish or designate one or more defined benefit pension plans for the benefit of the Transferred Employees covered by each Seller DB Plan (each a "Purchaser DB Plan"). In consideration of the transfer described in this Section, periods of employment by the Transferred Employees with Seller prior to the Closing Date shall be taken into account for purposes of determining eligibility for participation, vesting of benefits and accrual of benefits under the Purchaser DB Plans, but only to the extent such periods were taken into account for such purposes under the Seller DB Plans as of the Closing Date. The Purchaser DB Plans shall assume all benefit liabilities of the Seller DB Plans with respect to the Transferred Employees from and after the Transfer Date, and neither Seller nor the Seller DB Plans shall be liable for such benefit liabilities from and after such date.

     (f) In order to effect the transfer of assets described in this Section, Purchaser and Seller each hereby covenant and agree to take all necessary and appropriate procedural steps at its own expense to effect the transfer in accordance with the applicable provisions of the Code and ERISA, including without limitation (i) to the extent Seller and Purchaser, respectively, deem appropriate, amending the Seller DB Plans and the Purchaser DB Plans, respectively (including their respective related trusts), to provide for the asset transfer,
          (ii) filing required IRS Forms 5310-A for the Seller DB Plans and the Purchaser DB Plans, (iii) causing the necessary actuarial statements to be prepared and included with the Form 5310-A filings, (iv) providing any reports or notices required by ERISA to the PBGC or the Transferred Employees or (v) to the extent Seller and Purchaser, respectively, deem appropriate, obtaining a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Seller DB Plans and the

          Purchaser DB Plans, or as an alternative thereto, Seller and Purchaser issuing mutually satisfactory indemnities to one another with respect to such qualified plan status.

     (g) Purchaser shall assume the obligations of Seller under the multiemployer pension plans set forth on the DISCLOSURE Schedule. With respect to each such Multiemployer Plan (i) neither the Seller nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability under Title IV of ERISA (either as a contributing employer or as part of a controlled group which includes a contributing employer) in connection with a complete or partial withdrawal from such plan; (ii) neither the Seller nor any ERISA Affiliate has received notice that any such plan is in reorganization, that increased contributions may be required in order to avoid a reduction in plan benefits or the imposition of excise tax liability, or that any such plan is or may become insolvent; (iii) neither the Seller nor any ERISA Affiliate has failed to make any required contributions;
          (iv) no such plan is a party to any pending merger or asset liability transfer; (v) there are no PBGC proceedings against or affecting any such plan; and (vi) no material withdrawal liability would be incurred if a complete or partial withdrawal were to occur with respect to any such plan immediately after the Closing.

9.6  Defined Contribution Plans.

     (a)  On the Closing Date or as soon as practicable thereafter, Seller shall
          (i) cause the trustee of the United Dominion Industries, Inc. Compass Plan and the United Dominion Industries, Inc. Compass Plan for Hourly Employees (each a "Seller DC Plan") to segregate the assets of such Seller DC Plan representing the full account balances of Transferred Employees covered by such Plan as of the Closing Date, (ii) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and
          (iii) make all necessary amendments to each Seller DC Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of Transferred Employees under the Seller DC Plans are invested shall not be affected by such segregation of assets.

     (b) Prior to the Closing Date or as soon as practicable thereafter, Purchaser shall establish or designate one or more defined contribution plans for the benefit of Transferred Employees covered under each Seller DC Plan (each a "Purchaser DC Plan"), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and Purchaser and Seller shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. As soon as practicable following the earlier of the delivery to Seller of a favorable determination letter from the Internal Revenue Service regarding the qualified status of each Purchaser DC Plan or the issuance of indemnities satisfactory to Seller and Purchaser, Seller shall cause the trustee of the Seller DC Plan to transfer the full account balances, including outstanding loan balances of the Transferred Employees under the Seller DC Plan (which account balances will have been credited with appropriate earnings or losses attributable to the period from the Closing Date to the date of transfer), reduced by any necessary benefit or withdrawal payments to or in respect of Transferred Employees occurring during the period from the Closing Date to the date of transfer, to the appropriate trustee as designated by Purchaser under the trust agreement forming a part of the Purchaser DC Plan. Any Transferred Employee who is employed on December 31, 1997 and who has completed 1,000 hours of service with Seller and/or Purchaser during the 1997 plan year shall be entitled to a matching employer contribution under the Seller DC Plan and/or the Purchaser DC Plan. The expense for the 1997 plan year matching employer contribution with respect to the Transferred Employees shall be allocated between Seller and Purchaser based on the percentage of the plan year between January 1, 1997 and the Closing Date (which shall be Seller's allocable share of such expense) and the percentage of the plan year from the Closing Date through December 31, 1997 (which shall be Purchaser's allocable share of such expense). If one of the parties makes the entire matching employer contribution for the 1997 plan year on behalf of the Transferred Employees, the other party shall reimburse the contributing party for its allocable share of such contribution within two business days after such contribution is finally determined by the parties. Notwithstanding anything to the contrary contained herein, unless waived by the Purchaser, the Purchaser shall not be obligated to effect the trustee-to-trustee transfer contemplated herein from any Seller DC Plan to a Purchaser DC Plan unless Purchaser determines that the inclusion of the installment method for payment of benefits is the only amendment that Purchaser would have to make to Purchaser DC Plan(s) in order to satisfy the provisions of Section 411(d)(6) of the Code in connection with the trustee-to-trustee transfer contemplated herein.

     (c) In consideration for the transfer of assets described herein, each Purchaser DC Plan shall, effective as of the date of transfer described herein, assume all of the obligations of Seller and any of its ERISA Affiliates in respect of the account balances accumulated by Transferred Employees under each Seller DC Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer) on or prior to the Closing Date. In consideration of the transfer described in this Section, periods of employment by the Transferred Employees with Seller prior to the Closing Date shall be taken into account for purposes of determining eligibility for participation, vesting of benefits and eligibility for employer matching contributions for plan year 1997 under the Purchaser's DC Plans, but only to the extent such periods were taken into account for such purposes under the Seller's DC Plans as of the Closing Date. Neither Purchaser nor any of its affiliates shall assume any other obligations or liabilities arising under or attributable to any Seller DC Plan, which obligations and liabilities shall be Excluded Liabilities.

9.7 Benefit Restoration Plan. Seller shall retain all obligations and liabilities, including with respect to the Transferred Employees, under the Restoration Plan for the Salaried Defined Benefit Retirement Plans of United Dominion Industries, Inc. (the "Benefit Restoration Plan"). Effective as of the Closing Date, accrual of benefits by the Transferred Employees under the Benefit Restoration Plan shall cease. The accrued benefit, if any, of each Transferred Employee under the Benefit Restoration Plan as of the Closing Date shall become fully vested as of the Closing Date. Seller shall either pay to each affected Transferred Employee a single sum cash payment in satisfaction of such accrued benefit determined on such basis as shall be mutually agreeable to Seller and the affected Transferred Employee, or in the alternative, Seller shall pay such accrued benefit to the affected Transferred Employee in an annuity or other mutually agreeable form of benefit payment when such Transferred Employee attains age fifty-five (55), or if later, separates from the service with the Purchaser.

9.8 Deferred Compensation Plan. Seller shall retain all obligations and liabilities, including with respect to Transferred Employees, under the Nonqualified Deferred Compensation Plan of United Dominion Industries, Inc. (the "Deferred Compensation Plan"). Effective as of the Closing Date, deferrals by Transferred Employees under the Deferred Compensation Plan shall cease and Seller shall amend the Deferred Compensation Plan to provide that employment by Purchaser shall be deemed to be continued service with Seller for all purposes (other than deferrals) under the Plan.

9.9 Flexible Spending Arrangements. In the event the Closing Date occurs prior to December 31, 1997, Seller agrees to continue to cover the Transferred Employees under the flexible spending arrangements maintained by Seller prior to the Closing Date (the "Seller FSA") through December 31, 1997 so long as the affected Transferred Employees continue to remit to Seller in a timely manner their respective contributions to the Seller FSA (at the respective rates in effect on the Closing Date) for the period between the Closing Date and December 31, 1997. Until the later of December 31, 1997 or the Closing Date, Purchaser shall effectuate all payroll deductions with respect to Transferred Employees under the Seller FSA in accordance with such Employees' elections as in effect at the Closing Date (or in accordance with any valid amendment to such elections after the Closing
     Date). Effective as of the later of January 1, 1998 or the Closing Date, Purchaser shall establish or designate "flexible spending arrangements," within the meaning of Proposed Treasury Regulation Section 1.125-2, Q/A-7(c) covering Transferred Employees on terms no less favorable than those afforded to employees of American Buildings Company.

9.10 Welfare Benefits. Purchaser shall use its commercially reasonable best efforts to establish, effective as of the Closing Date, employee welfare benefit plans (the "Purchaser Welfare Plans") which, in the aggregate, are not less favorable than the terms of the employee welfare benefits plans afforded to employees of American Buildings Company generally. Seller agrees to cooperate with Purchaser and to provide assistance in establishing such plans. After the Closing Date, Transferred Employees shall be credited under the Purchaser Welfare Plans with any amounts credited under

     Seller's welfare plans prior to the Closing Date toward deductibles, stop loss coverages and other similar amounts.

9.11 Continuation of Certain Administrative Services and Insurance Coverage. To the extent requested by Purchaser in writing prior to the Closing Date, Seller agrees to continue (i) to provide certain administrative services in respect of the Transferred Employees as reasonably necessary for Purchaser to conduct the Business and (ii) if Purchaser is unable to establish the Purchaser Welfare Plans as of the Closing Date, to the extent permitted by Seller's insurance carriers, whose consent Seller shall use its best efforts to obtain, to cover Transferred Employees under the Employee Plans and Benefit Arrangements which provide for insurance coverage and to provide claims processing services in respect of the Transferred Employees in both cases through December 31, 1997 or, in either case, until such earlier time as Purchaser or its designated Affiliate can assume responsibility for such insurance and administrative services in an orderly manner. Purchaser agrees to reimburse Seller for Seller's costs reasonably incurred in continuing to provide such insurance and administrative services. Such continuation of insurance and administrative services shall not affect the allocation of liabilities and obligations as set forth in this Article 9. Purchaser shall use all reasonable efforts to arrange for such administrative services and insurance coverage as promptly as possible in order to avoid using Seller's services under this Section.

9.12 Collective Bargaining Agreements. Purchaser shall assume the collective bargaining agreements listed on the DISCLOSURE SCHEDULE.

9.13 No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Purchaser or the Business or any of their affiliates and no provision of this Article 9.0 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Purchaser or any of its affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Purchaser or any of its affiliates.

9.14 Union Contracts. Subject to the rights afforded employees under the National Labor Relations Act, Purchaser will recognize the Steelworkers as the exclusive bargaining unit for the Little Rock, Arkansas unionized employees, the Teamsters as the exclusive bargaining unit for the Marysville, California unionized employees and the Carpenters as the exclusive bargaining unit for the Aurora, Illinois unionized employees (collectively the "Unions") and will either assume the collective bargaining agreements in effect as of the Closing Date (the "Union Contracts") or negotiate in good faith with the Unions for adoption of new contracts. Purchaser will indemnify and hold Seller harmless, and shall immediately reimburse Seller upon demand for, any and all loss, liability, damage or expense arising from failure by Purchaser to assume the obligations of Seller under the Union Contracts.

9.15 WARN. If any employee of the Business suffers or may be deemed to have suffered an "employment loss," as defined in 29 U.S.C. ss. 2101(a)(6) ("Employment Loss") as a result of the transactions contemplated by this Agreement, or if Purchaser takes any action after the Closing Date which independently, or in connection with, any Employment Losses occurring within the ninety-day period prior to the Closing Date, which could be construed as a "plant closing" or "mass layoff," as those terms are defined in the Workers Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109 ("WARN"), Purchaser shall be solely responsible for providing any notices required by WARN and for making payments, if any, and paying all penalties and costs, which may result from any failure to provide such notice. Seller has not taken any actions, and will not prior to the Closing take any actions, which, independently or in connection with any Employment Loss, could be construed as a "plant closing" or "mass layoff." Prior to Closing, Seller shall provide to Purchaser lists, by facility, of all employees terminated or laid off within 90 days of the Closing.

10.0 AUTHORIZATIONS. Seller and Purchaser, as promptly as practicable after the date hereof, each shall (a) make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to it and its affiliates, as may be required for it to consummate the transfer of the Purchased Assets contemplated hereby in accordance with the terms of this Agreement, including but not limited to the required filing under the HSR Act, (b) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons, employee groups and governmental authorities necessary to be obtained by it or its affiliates in order for it to consummate such transactions, and (c) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order to fulfill its obligations hereunder and to carry out the intentions of the parties expressed herein. Seller and Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

11.0 CONSENTS AND APPROVALS. This Agreement shall not constitute an agreement to assign or transfer any interest in any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or would affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller and Purchaser shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement, including performance by Purchaser as agent for Seller, if economically feasible, provided that Purchaser shall pay or satisfy and shall indemnify and hold Seller harmless from and against, any and all liabilities incurred as a result of the enjoyment of such benefit to the extent Purchaser would have been responsible therefor it such consent or approval had been obtained.

12.0 WARRANTY SERVICE. At Closing, Purchaser shall assume Seller's warranty service obligations for all products manufactured and sold by the Business.

13.0 COLLECTION OF RECEIVABLES. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all accounts and notes receivable (the "Purchased Receivables") and other items that are included in the Purchased Assets and to endorse with the name of

     Seller or the Company any checks or drafts received with respect to any such Purchased Receivables, and Seller agrees promptly to deliver to Purchaser any cash or other property received by it with respect to any such Purchased Receivable, including any amounts paid as interest thereon.

14.0 FURTHER ASSURANCES. After the Closing and for no further consideration, Seller shall (a) perform all acts (including without limitation, the use of Seller's commercially reasonable efforts to enable Purchaser to accomplish transfer registrations, permits, approvals, and the like as contemplated by this Agreement), and (b) execute, acknowledge and deliver such assignments, transfers, consents and other documents and instruments as Purchaser may reasonably request, in each case, to vest in Purchaser or protect Purchaser's right, title and interest in, and enjoyment of, the Purchased Assets. Seller agrees to provide reasonable assistance to ensure a smooth transition to Purchaser of all telecommunications arrangements currently utilized by the Business, including Seller's K-II Telecommunications arrangements.

15.0 CONDITIONS TO OBLIGATIONS OF THE PARTIES.

15.1 Conditions to Obligations of Each Party. The respective obligations of Seller and Purchaser to consummate the transactions contemplated by this Agreement are subject to the following conditions:

     (a) No judgment, decree, ruling, injunction or other order of any court or governmental authority shall have been issued and remain in effect which prohibits, restrains, enjoins or otherwise restricts the consummation of the transactions contemplated hereby. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any of the Seller Related Instruments, (B) cause any of the transactions contemplated by this Agreement or the Seller Related Instruments to be rescinded following consummation, or (C) affect adversely the right of the Purchaser to own the Purchased Assets or to operate the Business following the Closing in the same manner as currently conducted by Seller.

     (b) The parties will have received all necessary approvals and clearances, or all applicable waiting periods will have expired or have been waived, pursuant to the HSR Act.

15.2 Conditions Precedent to Purchaser's Obligations. All obligations of Purchaser at the Closing are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing Date (any one or more of which may be waived by Purchaser), and Seller shall exert reasonable commercial efforts to cause each such condition to be so fulfilled as soon as reasonably possible but no later than the Closing Date:

     (a) All representations and warranties of Seller contained herein or in any document delivered pursuant hereto qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date when made and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date; provided, however, that, subject to the provisions of Section 7.0(c), disclosures may be amended or supplemented to reflect events and circumstances that occur between the date of this Agreement and the Closing Date.

     (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed.

     (c) There shall be delivered to Purchaser a certificate dated as of the Closing Date by an executive officer of Seller reasonably satisfactory in form and substance to Purchaser.

     (d) Purchaser shall have received an opinion of Seller's counsel, dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser, as to certain matters reasonably requested by Purchaser.

     (e) Seller shall have obtained and delivered to Purchaser written consents to the transfer or assignment to the Purchaser of all agreements, licenses, leases and other Contracts relating to the Business (other than immaterial purchase and sales orders in the ordinary course of business and any other items which are not, individually or in the aggregate, material to the continued operation of the Business), or shall have arranged for Purchaser to enjoy the economic benefit of such contracts. No such consent or approval (a) shall be conditioned on the modification, cancellation or termination of any Contract, or (b) shall impose on Purchaser or any of its Affiliates any material condition or provision or requirement with respect to the Business or its operation that is more restrictive than or different from the conditions imposed upon such operation prior to Closing, unless Purchaser gives its prior written approval.

     (f) Seller shall have executed and delivered to Purchaser at the Closing the Bill of Sale and Assignment, bargain and sale deeds with covenants against grantor's acts in recordable form and otherwise reasonably acceptable to Purchaser, and all other reasonable and customary documents, certificates and agreements requested by Purchaser necessary to transfer to Purchaser good, indefeasible, fee simple title to the Purchased Assets, free and clear of any and all liens thereon, except for Encumbrances permitted hereunder or pursuant to liabilities expressly assumed by Purchaser pursuant to the Liabilities Undertaking, and such other instruments, affidavits or documents as Purchaser may reasonably request or as may be reasonably required by Purchaser's title insurers.

     (g) All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

     (h) Since the date of this Agreement, there shall not have occurred any material adverse change in the Business Condition of the Company.

     (i) Purchaser shall have obtained a commitment for the issuance of standard ALTA fee owner's title insurance policies from Chicago Title Insurance Company (the "Title Policies"), in such amounts as the Purchaser reasonably may determine is the fair market value of such Real Property (including all improvements located thereon), insuring that title to each parcel of the Real Property and improvements thereon shall be good indefeasible, fee simple and free and clear of all liens, assessments, restrictions, encumbrances, easements, leases, tenancies, claims or rights of use or possession and other title objections, except for

          (i) utility and other easements that do not adversely affect the intended use or value of the Real Property; and (ii) the standard exceptions normally contained in an ALTA owners policy and any exceptions that are standard in the states in which the Real Property is located for all properties similarly used; provided, however, that Seller, at Purchaser's request, shall provide such affidavits to the title company or take such other actions as may be reasonably requested that would enable the title company to remove any of such standard exceptions. Purchaser shall also have obtained surveys of the Real Property made by a registered land surveyor bearing a certificate addressed to Purchaser and Purchaser's title insurance company, signed by the surveyor, certifying that the survey was actually made on the ground and that there are no encumbrances except as shown, and complying with the minimum detail requirements for land title surveys as adopted by the American Land Title Association. The survey shall show, among other things, the following items (whether covered by the minimum detail requirements specified above or not): (i) all courses and distances of the boundaries and the legal description of the Real Property; (ii) the location and dimensions of all improvements and their relation to lot lines, set back and building line requirements (whether such requirements are imposed by law, deed or plat); and
          (iii) the location of all utilities, rights of way, water courses, drains, sewers and easements, whether above or under ground. Purchaser shall pay all premiums and other expenses relating to such survey and title insurance policy commitment including, without limitation, the title insurance premium.

     (j) Seller shall have delivered to Purchaser audited balance sheets of the Company as of December 31, 1995 and 1996 and the related audited statements of operations, stockholders' equity and cash flows for each of the years ended December 31, 1995 and 1996, and an audited balance sheet as of September 30, 1997, and the related audited statements of operations, stockholders, equity and cash flows for the nine-month period ended September 30, 1997, prepared by the Company's independent accountants, KPMG (the "Audited Financial Statements"). The Audited Financial Statements shall be prepared from the books and records of the Company in accordance with GAAP, consistently applied. Purchaser acknowledges that the Audited Financial Statements shall have been prepared at its request in order to satisfy Purchaser's reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and agrees that the Audited Financial Statements shall not be the basis for a claim under this Agreement for any differences between the Audited Financial Statements and the Historical Financial Statements.

          Notwithstanding the foregoing, if all the conditions to each party's obligation to consummate the transactions contemplated hereby have been satisfied or waived other than delivery of the Audited Financial Statements, then Purchaser will waive the condition that the Audited Financial Statements be delivered prior to the Closing if Purchaser receives reasonable assurances from KPMG that the Audited Financial Statements will be completed within 45 days following the Closing Date and if Seller deposits $3,000,000 of the Purchase Price (the "Deposit") with First Union National Bank, as escrow agent, pursuant to a mutually agreeable escrow agreement providing that the Deposit will be delivered (i) to Seller if the Audited Financial Statements are delivered to Purchaser no later than 60 days after the Closing Date and (ii) to Purchaser if the Audited Financial Statements are not delivered to Purchaser within 60 days after the Closing Date (it being understood that Purchaser shall give KPMG full access to all records necessary to prepare the Audited Financial Statements and the full cooperation of Purchaser's employees). All interest earned on the Deposit shall be delivered with the principal.

15.3 Conditions Precedent to Seller's Obligations. All obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing Date (any one or more of which may be waived by Seller), and Purchaser shall exert its reasonable commercial efforts to cause each such condition to be so fulfilled as soon as reasonably possible but no later than the Closing
     Date:

     (a) All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date when made and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date; provided, however, that disclosures may be amended or supplemented to reflect events and circumstances that occur between the date of this Agreement and the Closing Date.

     (b) All covenants, agreements and obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed.

     (c) There shall be delivered to Seller a certificate executed by an executive officer of Purchaser dated as of the Closing Date, reasonably satisfactory in form and substance to Seller.

     (d) Seller shall have received an opinion of legal counsel to Purchaser, dated as of the Closing Date, reasonably satisfactory in form and substance to Seller.

     (e) All corporate and other proceedings of Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received all such documents and instruments, or copies thereof (certified if requested) as they may reasonably request.

     (f) Purchaser's parent, American Buildings Company, shall have executed and delivered to Seller an unconditional guarantee of Purchaser's obligations under this Agreement and all documents executed by Purchaser in connection herewith (including without limitation the Liabilities Undertaking), reasonably satisfactory in form and substance to Seller.

16.0 INDEMNIFICATION.

16.1 Seller's Indemnification. Seller hereby agrees to indemnify and hold Purchaser and its officers, directors, successors and assigns harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

     (a) any and all claims, costs, losses, liabilities, or damages (collectively "Damages") suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

     (b) any and all Damages suffered or incurred by Purchaser in respect of or in connection with any liabilities or obligations of Seller not expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

     (c) any and all Damages suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller with respect to this Agreement or any of the transactions contemplated hereby; and

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

16.2 Purchaser's Indemnification. Purchaser hereby agrees to indemnify and hold Seller and its officers, directors, successors and assigns harmless from, against, and in respect of (and shall on demand reimburse Seller for):

     (a) any and all Damages suffered or incurred by Seller by reason of any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller pursuant hereto or in connection herewith;

     (b) any and all Damages suffered or incurred by Seller in respect of or in connection with any liabilities or obligations expressly assumed by Purchaser pursuant to the Liabilities Undertaking or arising by reason of or in connection with the operation of the Business by Purchaser subsequent to the Closing Date;

     (c) any and all Damages suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokers or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

     (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or oppose the imposition thereof, or in enforcing this indemnity.

16.3 Limitations on Indemnification.

     (a) Except as set forth in subsection (d) below, Seller shall not be liable to indemnify Purchaser for Purchaser's Damages and Purchaser shall not be liable to indemnify Seller for Seller's Damages, arising from or relating to a breach of a representation or warranty set forth in this Agreement unless the indemnified party notifies the indemnifying party in writing of its claim or potential claim for indemnification not later than the day which is eighteen (18) months after the Closing Date, in which case survival shall continue (but only with respect to, and to the extent of, such claim).

     (b) The aggregate liability of the Seller to the Purchaser for indemnification for breaches of representations and warranties pursuant to Section 16.1(a) of this Agreement shall not exceed an amount equal to 15% of the cash Purchase Price. Similarly, the aggregate liability of the Purchaser to the Seller for indemnification for breaches of representations and warranties pursuant to Section 16.2(a) of this Agreement shall not exceed an amount equal to 15% of the cash Purchase Price.

     (c) Neither the Seller nor the Purchaser shall be liable to indemnify the other for its or their Damages for breaches of representations and warranties pursuant to Sections 16.1(a) and 16.2(a), respectively, until such time as the aggregate amount of otherwise indemnifiable Damages exceeds an amount equal to 1% of the cash Purchase Price, and thereafter the indemnification obligations of each party shall apply to Damages in excess of such amount.

     (d) All representations and warranties made herein shall survive the Closing for a period of eighteen (18) months thereafter except for the first sentence of Section 5.7, which shall survive indefinitely,
          Section 5.12, which shall survive until the expiration of the applicable statute of limitations, and Sections 5.20, 9.2 and 9.5(g), which shall survive for five (5) years after the Closing Date and, to the extent a claim is made, survival shall continue past such period (but only with respect to, and to the extent of, such claim). All indemnities and agreements contained herein shall survive for the period expressly indicated or, if not so indicated, indefinitely.

     (e) Purchaser and Seller each acknowledge and agree that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article 16.0; provided, however, that the parties hereto shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement or to seek any other equitable remedy to which they are entitled.

16.4 Procedure for Third Party Claims.

     (a) In order for a party (the "indemnified party") to be entitled to any indemnification provided under this Agreement in respect of, arising out of or involving a claim made by any Person (other than another party to this Agreement) against the indemnified party where the amount in dispute exceeds Ten Thousand Dollars ($10,000) (a "Third Party Claim"), such indemnified party must notify the other party (the "indemnifying party") in writing of the Third Party Claim within fifteen (15) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party can demonstrate actual monetary prejudice as a direct or indirect result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

      (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel and other experts selected by the indemnifying party and reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within 15 days after the indemnified party has given notice of the Third Party Claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any Damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the indemnifying party conducts the defense of the Third Party Claim actively and diligently. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expense of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than after the 15 business day period described in Section 16.4(a) if the indemnified party shall have failed to give notice of the Third Party Claim) or if any of the conditions specified in the first sentence of this Section 16.4(b) is or becomes unsatisfied. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will consent to any settlement, compromise or discharge of such Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim and does not otherwise impose any material restriction on the indemnified party's conduct of its business. In the event the indemnified party does not desire for the indemnifying party to settle a Third Party Claim solely for monetary damages agreeable to the Third Party, then the indemnified party shall have the option of continuing to defend such claim, but the liability of the indemnifying party shall be capped at the amount of the proposed settlement that was agreeable to the Third Party. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld or delayed.

     (c) With respect to any claim by any Person against an indemnified party where the amount in dispute is equal to or less than Ten Thousand Dollars ($10,000) ("Small Claim"), then the foregoing provisions of this Section 16.4 shall not apply, and the indemnified party may investigate and defend such Small Claim without the assistance of the indemnifying party; provided that the indemnifying party shall have no liability for indemnification under this Article 16.0 with respect to the settlement of such Small Claim unless the indemnifying party shall have consented in writing to such settlement, which consent shall not be unreasonably withheld or delayed. Failure by the indemnifying party to consent or object to the proposed settlement of a Small Claim within seven (7) business days after being requested for its consent by the indemnified party shall be deemed to constitute its consent to such settlement.

17.0 OTHER PROPOSALS. Between the date of this Agreement and Closing, Seller will not, and will use reasonable commercial efforts to ensure that its directors, officers, employees and advisers do not, institute, pursue, or enter into any discussions, negotiations or agreements (preliminary or definitive) contemplating or providing for, or furnish any information with respect to, any merger, acquisition, purchase or sale involving any of the Purchased Assets or any business that is part of the Business, or other business combination or change in control of Seller that would in any way impact a sale of the Business to Purchaser, with any person or entity other than Purchaser or its affiliates. In the event Seller or any of its directors, officers, employees or advisors receives any offer or proposal to enter into any such negotiations or other communication with a party other than Purchaser prior to the closing, Seller will provide prompt notice of the same to Purchaser. Nothing in this section shall be construed to prohibit any party from seeking injunctive or other equitable relief or damages for breach of contract or other lawful termination pursuant to applicable law.

18.0 ARBITRATION.

     (a) Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration pursuant to the rules then in effect of the American Arbitration Association, provided, however, that in the event the dispute is pursuant to (i) Section 3.2 or Section 9.4(a) of this Agreement the arbitration shall be conducted by an accounting expert acceptable to both parties as set forth in subsection (b) below or
          (ii) Section 9.5, the dispute shall be resolved as set forth in such section. The arbitration shall be held at a mutually agreeable location; provided, if the parties cannot agree on a location, the arbitration shall be held in Charlotte, North Carolina if Purchaser initiates the proceeding and in Atlanta, Georgia if Seller initiates the proceeding.

     (b)  (i) In the event arbitration is required pursuant to Section 3.2 or
          Section 9.4(a) of this Agreement in order to resolve disputes arising with respect to the Closing Date Balance Sheet or to quantify post-Closing adjustments, and only in either or both such events, the parties shall agree on an accounting expert to arbitrate the dispute, or if the parties are unable to reach agreement on an arbiter, the partner-in-charge of Seller's account at KPMG in Charlotte and the partner-in-charge of Purchaser's (or an affiliate of Purchaser's) account at Arthur Andersen LLP in Atlanta (or in each case a succeeding firm of auditors for such corporation) shall be instructed by the parties to, and shall, together select an arbiter who is a certified public accountant of recognized standing and who they believe, in their joint discretion, is capable of arbitrating the financial issues presented.

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

          (ii) Once an arbiter is selected and appointed, Seller and Purchaser shall request that such arbiter resolve the matters in dispute concerning the Closing Date Balance Sheet within sixty (60) days after submission, in accordance with the procedures determined appropriate by the arbiter and the provisions of Section 3.2 of this Agreement. The arbiter's decision shall be rendered to the parties in writing, and the parties shall, upon receipt thereof, settle amounts due promptly after receipt of the arbiter's decision.

         (iii) The fees and disbursements of such arbiter shall be allocated equally between Seller and Purchaser unless the arbiter determines that the position of one of the parties on any disputed issue was not supportable in good faith, in which case the arbiter will allocate its fees and expenses to the parties based on its view of the merits of the positions taken. Such allocation shall be final and binding on the parties.

          (iv) In the event the arbiter determines that legal issues are presented by the dispute as to which the arbiter has no expertise (e.g. statute of frauds, validity and construction of documents, etc.), the arbiter shall submit such issues back to the parties, who shall submit them to arbitration pursuant to subsection (a) hereof.

     (c) The expense of arbitration shall be borne equally by the parties to the arbitration and each party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case; provided, however, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the arbiter finds that such fraud or bad faith exists, the arbiter shall be free to award costs in such arbiter's discretion. The resolution of the arbitration pursuant to subsection (a) or (b) shall be final and binding on the parties hereto and enforceable inn a court of competent jurisdiction. Any arbitration pursuant to subsection (b) shall be governed by such procedural rules as shall be set by the arbiter. The parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the United States District Court for the Western

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

          District of North Carolina for the purpose of enforcing any arbitration award.

19.0 COVENANT NOT TO COMPETE; NONSOLICITATION OF EMPLOYEES. For a period of five
     (5) years from and after the Closing Date, Seller will not engage directly or indirectly in the manufacture and sale of residential garage doors in North America; provided, however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed to be a violation of this Article 19.0. In addition, without the prior consent of Purchaser, Seller will not for a period of one year after the Closing Date, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of the Company to leave his or her business association with the Purchaser. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article 19.0 is invalid or unenforceable, Seller and Purchaser agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

20.0 TAX MATTERS.

     (a) Any agreement between the Seller and the Company regarding allocation or payment of taxes or amounts in lieu of taxes shall be deemed terminated at and as of the Closing.

     (b) Seller will be responsible for the preparation and filing of all tax returns for the Seller for all periods as to which tax returns are due after the Closing Date (including the consolidated, unitary and combined tax returns for the Seller which include the operations of the Company for any period ending on or before the Closing Date). Seller will make all payments required with respect to any such tax return.

     (c) Purchaser will be responsible for the preparation and filing of all tax returns for the Company for all periods as to which tax returns are due after the Closing Date (other than for taxes with respect to

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


          periods for which the consolidated, unitary and combined tax returns of the Seller will include the operations of the Company). The Purchaser will make all payments required with respect to any such tax return; provided, however, that the Seller will reimburse the Purchaser concurrently, therewith to the extent any payment the Purchaser is making relates to the operations of the Company for any period ending on or before the Closing Date.

21.1 NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by telecopy, receipt of which is confirmed, and mailed by reputable overnight courier or first class registered or certified mail, return receipt requested, addressed to the other party at the address set forth below (or at such other address as a party may specify by notice to the other party):

          To Seller:

                           United Dominion Industries, Inc.
                           2300 One First Union Center
                           301 South College Street
                           Charlotte, North Carolina 28202-6039
                           Facsimile: 704/347-6915
                           Attention: Legal Department

          To Purchaser:

                          c/o American Building Company
                          1150 State Docks Road
                          Eufala, Alabama 36027
                          Facsimile:  334-687-7156
                          Attention: President

            With a copy to:

                          Fulbright & Jaworski L.L.P.
                          666 Fifth Avenue
                          New York, New York 10103
                          Facsimile: 212-752-5958
                          Attention: Paul Jacobs, Esq.

22.0 BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales laws of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against Purchaser by reason of such non-compliance to the extent such liabilities are not specifically assumed by

     Purchaser pursuant to the Liabilities Undertaking described in Article 2.0 hereof. Seller hereby agrees to indemnify and hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost or expense, including without limitation attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge any such claim.

23.0 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date (unless otherwise agreed to by the parties hereto):

     (a)  by mutual consent of Purchaser and Seller; or

     (b)  by Purchaser if any of the conditions set forth in Section 15.1 or
          15.2 hereof (i) shall not have been fulfilled on or prior to December 15, 1997 (unless otherwise extended by the parties hereto), or (ii) shall have become incapable of fulfillment, and shall not have been waived; or

     (c) by Seller if any of the conditions set forth in Section 15.1 or 15.3 hereof (i) shall not have been fulfilled on or prior to December 15, 1997 (unless otherwise extended by the parties hereto), or (ii) shall have become incapable of fulfillment, and shall not have been waived; or

     (d) by Purchaser if Seller amends or supplements the DISCLOSURE SCHEDULE in accordance with Section 7.0(c) hereof and such amendment or supplement includes an item or matter that is, or in aggregate with items or matters previously disclosed pursuant to any amendment or supplement is, material and adverse to the Business, the Purchased Assets, or the ability of Purchaser to operate the Business as previously conducted by Seller; provided, that the Purchaser must notify Seller in writing that it is terminating this Agreement pursuant to this Section within five business days after receipt of such amendment or supplement or it shall be deemed to have waived its right to terminate with respect to such amendment or supplement. Any such waiver shall not limit Purchaser's right to terminate this Agreement pursuant to this Section as a result of any further amendment or supplement to the DISCLOSURE SCHEDULE that includes an item or matter that is, or in aggregate with items or matters previously disclosed pursuant to any amendment or supplement is, material or adverse to the Business, the Purchased Assets, or the ability of Purchaser to operate the Business as previously conducted by Seller; or

     (e) by Purchaser if Seller withholds its consent to Phase II environmental testing in accordance with Section 8.1 hereof, despite a reasonable basis for such testing as set forth therein.

          provided, however, that no party may seek termination pursuant to (b) or (c) above if such party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Upon termination of this Agreement pursuant to this Article 23.0, this Agreement shall become null and void and of no further force and effect, provided, however, that nothing in this Article 23.0 shall be deemed to release any part from any liability for any breach by such party of the terms and provisions of this Agreement.

24.0 MISCELLANEOUS.

24.1 Entire Agreement; Modification. The confidentiality agreement dated August 28, 1997 and this Agreement, including all Schedules and Exhibits hereto, constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by written agreement specifically referring to this Agreement and signed by each party hereto.

24.2 Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

24.3 Binding Effect, Transfer. This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns. This Agreement shall not be assigned by either party without the prior written consent of the other; provided, however, that Purchaser may assign its rights hereunder to a wholly-owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of any of its duties or obligations hereunder.

24.4 Numbers and Headings. The article, section and paragraph numbers and headings contained herein are for the purpose of reference and convenience only and are not intended to define or limit the contents of said paragraphs or sections.

     References to an article shall refer to all sections under that article.

24.5 Exhibits and Schedules. The Exhibits and Schedules referred to herein are hereby incorporated by reference as if set out herein in full and form an integral part of this Agreement.

24.6 Further Actions. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

24.7 Transaction Taxes; Transfer and Recording Fees; Prorations. Seller and Purchaser shall divide and pay, with Seller paying half and Purchaser paying half, all sales, use, stamp, value-added, transfer, recording and other similar taxes (other than income taxes) and any transfer or recording fees or other similar costs incurred or assessed (including interest and penalties, if any) in connection with the sale or transfer of the Purchased Assets or the transactions contemplated by this Agreement.

     The following items shall be apportioned between the parties as of 11:59 p.m. of the day immediately preceding the Closing:

     1. Taxes. General real estate taxes and special assessments required to be paid shall be prorated as of the Closing on the basis of the actual amount of the most recent tax bill. If any special assessment is payable in installments, Purchaser and Seller will only adjust for such special assessment on the basis of the minimum payment due on such special assessment for the tax year in which the Closing occurs.

     2. Utility and Fuel Charges. Seller shall cause all water, electricity, gas and other utility meters to be read on the day preceding the Closing, or as close thereto as may be possible, and shall pay all bills rendered as a result of such readings. The cost of such utilities for the period, if any, between the date of the meter reading and the Closing shall be adjusted on the basis of the most recently issued bill therefor.

     3. Other Items of Expense or Receipt. All other customarily prorated items of expense or receipt for properties similar to the Real Property shall be prorated between Purchaser and Seller as of the Closing Date.

24.8 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission), all of which taken together shall be deemed one original.

24.9 Expenses. Subject to Sections 18.0 and 24.7 of this Agreement, Purchaser shall bear the expenses, costs and fees incurred by it and Seller shall bear the expenses, costs and fees incurred by it in connection with the transactions contemplated hereby, including the preparation and execution of the Agreement and compliance herewith, whether or not the transactions shall be consummated. Purchaser shall pay the filing fee required by the HSR Act and, at Closing, shall receive a credit against the Purchase Price for one-half of such fee.

24.10 Validity of Provisions. If any provision of this Agreement or any agreement referenced herein shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution, statute, rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement or any other agreements referenced herein shall not affect the remaining portions thereof; provided, however, that in the event the terms and conditions of this Agreement are materially altered as a result of this section, the parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

24.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

24.12 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Purchased Assets, or any part thereof, shall be upon the Seller at all times prior to the Closing Date. Beginning on the Closing Date, any such risk relating to the Purchased Assets, or any part thereof, shall be and remain at the risk of the Purchaser.

24.13 Publicity. So long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, such consent not to be unreasonably withheld or delayed, unless advised by counsel that disclosure may be required by applicable law, in which case such party may disclose to the extent it reasonably concludes disclosure is required only after providing reasonable prior notice to the other party and an opportunity to review and comment on the proposed disclosure.

24.14 Time is of the Essence. The parties hereto agree that in the performance of this Agreement time shall be of the essence, it being understood and agreed that the sole remedy with respect to this Section 24.14 shall be termination of this Agreement pursuant to Section 23.0; provided, that the foregoing shall not limit any right or remedy that either party may otherwise have under any other section of this Agreement for breach of this Agreement.

24.15 Certain Understandings. Purchaser acknowledges that neither Seller nor any other Person have made any representations or warranties, express or implied, as to the accuracy or completeness of any information regarding the Company not included in this Agreement or the Exhibits or Schedules hereto or provided to Purchaser pursuant to this Agreement, and neither Seller nor any other Person will be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser's use of, any such information.

24.16 Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer upon or give any Person except Purchaser and Seller and their respective successors and permitted assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

24.17 McKee Sale. Seller and Purchaser acknowledge that Seller may consummate the sale of certain assets which formerly comprised the McKee Door operation in Aurora, Illinois, and that in the event such assets are sold prior to Closing, said assets shall not be Purchased Assets and any liabilities associated therewith shall not be Assumed Liabilities.

24.18 Future Business. Seller will encourage its businesses to continue to do business with the Purchaser after the Closing; provided, Purchaser acknowledges that this Section shall not be deemed to create any legal obligation for

       Seller or any of its affiliates to do business with the Purchaser after the Closing.

25.0 CERTAIN DEFINITIONS. The following terms used in this Agreement have the definitions set forth in this Section 25.0 or in the indicated Section of this Agreement unless otherwise clearly indicated:

       (1) "Agreement" is this Agreement of Purchase and Sale of Assets by and between Seller and Purchaser.

       (2)    "Assumed Liabilities" is defined in Article 2.0 of this Agreement.

       (3) "Audited Financial Statements" is defined in Section 15.2(j) of this Agreement.

       (4)    "Aurora Plant Lease" is defined in Section 1.1(m) of this
              Agreement.

       (5)    "Benefit Arrangement" is defined in Section 9.1 of this Agreement.

       (6)    "Bonds" is defined in Section 5.22 of this Agreement.

       (7)    "Business" is defined in Background Statement A to this Agreement.

       (8) "Business Condition of the Company" is defined in Section 5.1 of this Agreement.

       (9)    "CERCLA" is defined in Section 5.20(c) of this Agreement.

       (10) "Closing" is defined as the closing of the sale of the Purchased Assets pursuant to this Agreement.

       (11)   "Closing Date" is the day on which the Closing shall take place.

       (12) "Closing Date Balance Sheet" is defined in Section 3.2(c) of this Agreement.

       (13)   "Code" is defined in Article 4.0 of this Agreement.

       (14)   "Company" is defined in Background Statement A to this Agreement.

       (15) "Components Plant Lease" is defined in Section 1.1(m) of this Agreement.

       (16) "Contaminated Site List" is defined in Section 5.20(c) of this Agreement.

       (17)   "Contract" is defined in Section 5.13(b) of this Agreement.

       (18)   "Damages" is defined in Section 16.1 of this Agreement.

       (19) "DISCLOSURE SCHEDULE" is the schedule of disclosures attached to this Agreement. The DISCLOSURE SCHEDULE will be arranged in Sections corresponding to the Sections of this Agreement.

       (20)   "Employee Plan" is defined in Section 9.1 of this Agreement.

       (21)   "Employment Loss" is defined in Section 9.15 of this Agreement.

       (22)   "Encumbrances" is defined in Section 1.3 of this Agreement.

       (23) "Environmental Conditions" is defined in Section 5.20(c) of this Agreement.

       (24) "Environmental Laws" is defined in Section 5.20(c) of this Agreement.

       (25) "Environmental Liabilities" is defined in Section 5.20(c) of this Agreement.

       (26) "Environmental Remediation Costs" is defined in Section 5.20(c) of this Agreement.

       (27)   "ERISA" is defined in Section 9.1 of this Agreement.

       (28)   "ERISA Affiliate" is defined in Section 9.1 of this Agreement.

       (29)   "Excluded Assets" is defined in Section l.2 of this Agreement.

       (30) "Excluded Liabilities" is defined in Article 2.0 of this Agreement.

       (31)   "GAAP" is defined in Section 3.2(c) of this Agreement.

       (32) "Hazardous Materials" is defined in Section 5.20(c) of this Agreement.

       (33) "Historical Financial Statements" is defined in Section 5.3 of this Agreement.

       (34)   "HSR Act" is defined in Section 5.2 of this Agreement.

       (35) The terms "indemnified party" and "indemnifying party" are defined in Section 16.4(a) of this Agreement.

       (36) "Intellectual Property" is defined in Section 1.1(i) of this Agreement.

       (37)   "Inventories" is defined in Section 1.1(b) of this Agreement.

       (38)   "Know-How" is defined in Section 1.1(j) of this Agreement.

       (39) "Liabilities Undertaking" is the undertaking to be executed by Purchaser, the form of which is attached to this Agreement as
              EXHIBIT 2.0.

       (40)   "Material Adverse Effect" is defined in Section 5.1 of this
              Agreement.

       (41) "Net Operating Working Capital" is defined in Section 3.2(b) of this Agreement.

       (42)   "Offer" is defined in Section 5.13(b) of this Agreement.

       (43)   "PBGC" is defined in Section 9.1 of this Agreement.

       (44) "Person" is defined to include all natural persons, proprietorships, corporations, partnerships, and any and all other entities or organizations, whether incorporated or not.

       (45)   "Product Liability" is defined in Section 5.24 of this Agreement.

       (46)   "Purchase Price" is defined in Section 3.2(a) of this Agreement.

       (47)   "Purchased Assets" is defined in Section 1.1 of this Agreement.

       (48) "Purchased Receivables" is defined in Article 13.0 of this Agreement.

       (49) "Purchaser" is defined in the introductory sentence to this Agreement.

       (50)   "Real Property" is defined in Section 1.1(a) of this Agreement.

       (51)   "Release" is defined in Section 5.20(c) of this Agreement.

       (52) "Seller" is defined in the introductory sentence to this Agreement.

       (53) "Seller Related Instruments" is defined in Section 5.2 of this Agreement.

       (54)   "Seller's Knowledge" is defined in Section 5.28 of this Agreement.

       (55) "September 30 Balance Sheet" is defined in Section 5.7 of this Agreement.

       (56)   "Small Claim" is defined in Section 16.4(c) of this Agreement.

       (57)   "Third Party Claim" is defined in Section 16.4(a) of this
              Agreement.

       (58)   "Title Policies" is defined in Section 15.2(i) of this Agreement.

       (59) "Transferred Employee" is defined in Section 9.3 of this Agreement.

       (60) "Unions" and "Union Contracts" are defined in Section 9.14 of this Agreement.

       (61)   "WARN" is defined in Section 9.15 of this Agreement.






                            (Signatures on next page)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                               PURCHASER

                               WINDSOR DOOR, INC.

                               By:  /s/ ROBERT AMMERMAN
                                    ------------------------------

                               Its: Chief Executive Officer
                                    -----------------------------
                        and

                               By:  /s/  CHARLES BLACKMON
                                    ------------------------------

                               Its: Executive Vice President CFO
                                    -----------------------------


                               SELLER:

                               UNITED DOMINION INDUSTRIES, INC.

                               By:  /s/  MILT CHILDRESS
                                    ------------------------------

                               Its: Vice President
                                    -----------------------------

                        and

                               By:  /s/ RICK MAGEE
                                    ------------------------------

                               Its  Vice President & Secretary
                                    -----------------------------


                               WCGD, INC.

                               By:  /s/ RICK MAGEE
                                    ------------------------------

                               Its: Vice President
                                    -----------------------------

                        and

                               By:  /s/ R.P. MCKINNEY
                                    ------------------------------

                               Its: Secretary
                                    -----------------------------

                                 EXHIBIT 1.1(a)

The Real Property consists of Seller's facilities located at:
o  5800 Scott Hamilton Drive, Little Rock, Arkansas
o  1370 Furneaux Road, Marysville, California

                                   EXHIBIT 1.3

                           BILL OF SALE AND ASSIGNMENT

      THIS BILL OF SALE AND ASSIGNMENT, dated as of November ___ 1997, is made by UNITED DOMINION INDUSTRIES, INC., a Delaware corporation ("United Dominion") and WCGD, INC., a Canadian corporation ("WCGD") (United Dominion and WCGD are hereinafter collectively, the "Seller") in favor of WINDSOR DOOR, INC., a Delaware corporation (the "Purchaser").

                             W I T N E S S E T H:

      WHEREAS, Seller and Purchaser have entered into an Agreement of Purchase and Sale of Assets dated as of October ___, 1997 (the "Agreement"), which provides for the sale, transfer assignment and delivery by the Seller of all right, title and interest in and to the Purchased Assets (as defined in the Agreement) relating to or used or held for use primarily in connection with the Business (as defined in the Agreement);

      NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby sells, assigns, transfers and delivers to the Purchaser all right, title and interest ~n and to the Purchased Assets, to have and to hold to the Purchaser, its successors and assigns, forever.

      This Bill of Sale and Assignment shall be binding upon, and shall inure to the benefit of, the Purchaser, the Seller, and each of their respective successors and assigns and shall be subject to the terms and conditions of the Agreement. In the event of a conflict between any of the terms and provisions hereof and the Agreement, the Agreement shall be deemed to control.

      Seller hereby convenants and agrees, pursuant to Article 14.0 of the Agreement, to execute and deliver all such other instruments and all such other notices, releases, acquittances, consents and powers of attorney as may be necessary more fully to sell, transfer, convey and assign to Purchaser, or its successors and assigns, all of Sellers right, title and interest in and to the Purchased Assets therein and hereby sold, transferred, conveyed and assigned to Purchaser, and to take or cause to be taken such additional acts or things as Purchaser may reasonably request in order to vest in Purchaser all right, title and interest in and to the Purchased Assets; and in the case of conflict, such specific instrument shall control with respect to the Purchased Assets sold, transferred, conveyed or assigned thereby.

      Seller hereby further convenants and agrees that in the event Purchaser shall acquire title to any of the Purchased Assets subject to any Encumbrance, other than those expressly permitted by the Agreement, Seller shall promptly cause such Encumbrance to be terminated, released or otherwise discharged.

      This Bill of Sale and Assignment, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, the Seller has caused this Bill of Sale and Assignment to be executed by its duly authorized officers as of the day and year first above written.


                               UNITED DOMINION INDUSTRIES, INC.


                               By:_________________________

                               Its: _______________________

                         and

                               By:_________________________

                               Its: _______________________


                               WCGD, INC.

                               By:_________________________

                               Its: _______________________

                         and

                               By:_________________________

                               Its: _______________________

                                   EXHIBIT 2.0

                             LIABILITIES UNDERTAKING

      This LIABILITIES UNDERTAKING dated as of ____________, 1997 by WINDSOR DOOR, INC., a Delaware corporation (the "Purchaser") in favor of UNITED DOMINION INDUSTRIES, INC., a Delaware corporation and WCG~, INC., a Canadian corporation (collectively, the "Seller')

                              BACKGROUND STATEMENT

A. Pursuant to an Agreement of Purchase and Sale of Assets dated as of October __, 1997 by and between Purchaser and Seller, (the "Agreement"), Seller has concurrently herewith sold, assigned, transferred, conveyed and delivered to Purchaser the Purchased Assets, and Purchaser has assumed and agreed to pay, honor, perform and discharge all of the liabilities of Seller relating to the Business specifically enumerated herein.

B. In partial consideration therefor, the Agreement requires Purchaser to execute and deliver to Seller this Undertaking.

                            STATEMENT OF UNDERTAKING

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt by Purchaser of which is hereby acknowledged, Purchaser hereby agrees as follows:

1. Capitalized terms shall have the same meanings as defined in the Agreement except as otherwise provided herein.

2. Purchaser hereby undertakes, assumes and agrees, subject to the exceptions and limitations contained herein, on the Closing Date, to pay, honor, perform and discharge the following liabilities of Seller relating to the
      Business:

     (a) all unperformed and unfulfilled obligations that are required to be performed and fulfilled by Seller on behalf of the Business under the terms of all (i) contracts, agreements, leases and licenses included in the Purchased Assets that are listed in the Disclosure Schedule referred to in the Agreement and assigned to Purchaser or that are not by the terms thereof required to be so listed and that, in all cases, conform to the representations and warranties with respect thereto contained in the Agreement (including without limitation the employment protection agreements with management of the Business who are Transferred Employees, but excluding the sales incentive for Messrs. Burns and Sawyer), and (ii) contracts, agreements, leases and licenses that have been entered into by Seller on behalf of the Business on or after the date of the Agreement and prior to the Closing Date not in violation of the Agreement;

     (b) all liabilities and obligations of the Business reflected on the Closing Date Balance Sheet;

     (c) except to the extent provided in Article 9.0 of the Agreement, all liabilities and obligations to pay claims submitted for medical services rendered to Transferred Employees on or after the Closing Date;

     (d) all liabilities and obligations resulting from governmental compliance, enforcement or regulatory action, suit or claim by any Person or entity based upon an actual or alleged failure of the Business to comply on or after the Closing Date with, or an actual or alleged violation by the Business on or after the Closing Date of, any law, rule, regulation, statute, ordinance, permit, permit requirement, judgment, injunction, order, decree, license or other governmental authorization or approval applicable to the Business or the Purchased Assets;

     (e) all liabilities and obligations resulting from personal injury, property damage or products liability claims (including, without limitation, negligence, gross negligence, strict liability, implied warranty and Restatement of Torts Second Section 402A claims and derivative claims such as loss of consortium, contribution and wrongful death claims) involving products of the Business shipped or services performed on or after the Closing Date;

     (f) all liabilities and obligations for warranty claims involving products of the Business, whenever manufactured or shipped, whether for repair or replacement of product or money damages; and

     (g) all other liabilities and obligations arising from the operation of the Business on or after the Closing Date.

3. Other than expressly set forth in this Liabilities Undertaking or the Agreement, Purchaser assumes no liability or obligation of any kind, character or description of Seller or any other Person. Without limiting the foregoing, except as otherwise provided expressly in this Liabilities Undertaking or the Agreement, Purchaser is not assuming any liabilities or obligations arising out of the conduct of the Business prior to the Closing Date, whether or not such liability or obligation was known on or prior to the Closing Date and whether or not listed on the Disclosure Schedule, including without limitation liabilities resulting from violation of any law, Environmental Liabilities, liabilities for taxes an liabilities or obligations arising out of any breach by Seller of any provision of any agreement, contract, commitment or lease included in the Purchased Assets.

4. The assumption by Purchaser of the liabilities and obligations set forth in this Liabilities Undertaking shall not be deemed to be a waiver of any rights, claims or remedies that Purchaser may have under the Agreement for breach of Seller's representations or warranties.

     IN WITNESS WHEREOF, the undersigned has executed this Liabilities Undertaking as of the date and year first above written.


                                WINDSOR DOOR, INC.

                                By:______________________________

                                Its: ____________________________